EXHIBIT 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRILOGY REIT HOLDINGS, LLC
(A Delaware limited liability company)

______________________________________________

Dated as of September 11, 2015

The membership interests evidenced hereby have not been registered with the Securities and Exchange Commission under the Securities Act (as defined herein) in reliance upon an exemption from registration thereunder and have not been registered or qualified under the state securities laws of any relevant jurisdiction in which the membership interests have been offered and sold pursuant to applicable exemption therefrom. The membership interests may not be sold, pledged, hypothecated, or otherwise transferred except pursuant to an effective registration statement under the Securities Act and qualification under applicable state securities laws, unless exemptions from such registration and qualification are available. In addition, the sale, transfer or other disposition of the membership interests evidenced hereby or any interest therein are subject to certain restrictions on transfer set forth in this Agreement.

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APPENDICES

Annex 1 - Definitions

Appendix A – Member Information

Exhibit A – Approved Business Plan

Exhibit B – Capital Accounts; Allocation Rules; Tax Elections

Exhibit C – Officers

Exhibit D – Fair Market Value

Exhibit E – Major Decisions

Exhibit F – Information Requirements

LIMITED LIABILITY COMPANY AGREEMENT
OF
TRILOGY REIT HOLDINGS, LLC
THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TRILOGY REIT HOLDINGS, LLC (the “Company”) is entered into as of September 11, 2015 by and between GAHC3 TRILOGY JV, LLC (“GAHR”), a Delaware limited liability company, as a member and the sole manager, and TRILOGY HOLDINGS NT-HCI, LLC, a Delaware limited liability company (“NHI”), as a member.
WHEREAS, GAHR is a wholly owned subsidiary of Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership (the “GAHR Partnership”), and NHI is a wholly owned subsidiary of NorthStar Healthcare Income Operating Partnership, LP, a Delaware limited partnership (the “NHI Partnership”);
WHEREAS, GAHR and NHI desire to form the Company to, among other things, acquire Trilogy Investors, LLC, a Delaware limited liability company (“HoldCo”), and its subsidiaries, and their respective real estate and operating assets, as set forth in the Equity Purchase Agreement;
WHEREAS, GAHR formed the Company under the name “Trilogy REIT Holdings, LLC” under the Delaware Limited Liability Company Act (6 Del. Code §§ 18-101, et seq.) (as amended from time to time, the “Act”) by the filing of a Certificate of Formation (the “Certificate”) with the Delaware Secretary of State on August 26, 2015; and
WHEREAS, GAHR and NHI desire to set forth their respective rights and obligations as members of the Company, among other things, in this Agreement.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GAHR and NHI hereby agree as follows:
ARTICLE ONE
DEFINITIONS AND INTERPRETATION
Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). When a reference is made in this Agreement to Sections, subsections, Appendix or Exhibits, such reference is to a Section, subsection, Appendix or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein are deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.
ARTICLE TWO

ORGANIZATION
2.01    Formation and Continuation. The Company was formed as a limited liability company upon filing of the Certificate pursuant to the provisions of the Act on August 26, 2015. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that there is any conflict or inconsistency between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.
2.02    Name. The name of the Company shall be “Trilogy REIT Holdings, LLC.” The business of the Company may be conducted, upon compliance with all applicable laws, under any other name designated by the Manager.
2.03    Place of Business; Registered Office.
(a)    The Company shall maintain its principal office at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, or at such other place or places as the Manager may from time to time determine.
(b)    The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the registered agent for the Company is Corporation Service Company. The Manager may, from time to time, appoint a new registered agent for the Company.
2.04    Purpose; Powers. The purpose of the Company shall be to conduct and engage in the following activities: (i) to create one or more Subsidiaries and to directly or (through various Subsidiaries) indirectly acquire, purchase, own, hold, manage, develop, operate, improve, rent, lease, finance, encumber, sell, transfer, exchange, dispose of, invest in or otherwise deal with (a) the congregate care, skilled nursing, assisted living, independent living and/or memory care facilities/communities and other healthcare-related properties (“Properties”) of HoldCo, (b) certain joint ventures which lease one or more skilled nursing, assisted living and/or memory care facilities, (c) certain assets relating to one or more pharmacy businesses, and/or (d) certain assets relating to one or more rehabilitation services businesses, and/or any direct or indirect interest therein, (ii) to conduct such other lawful business activities related or incidental thereto as the Manager may determine and (iii) to exercise all powers enumerated in the Act necessary to the conduct, promotion or attainment of the purposes set forth herein and for the protection and benefit of the Company. The Company is authorized and empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes and for the protection and benefit of the Company, including all acts and things permitted under the Act and this Agreement. Unless a Member agrees in writing, no third party or creditor of the Company shall have recourse against such Member for any liability of the Company.
2.05    Structure. The Company shall own all of the common ownership interests of Trilogy Real Estate Investment Trust, a Maryland statutory trust that will elect to be taxed as a REIT (“Trilogy REIT”), and the Company shall serve as the sole trustee of Trilogy REIT. The Company shall cause Trilogy REIT to issue preferred ownership interests to 100 or more persons. At the Effective Time, Trilogy REIT shall own initially approximately 96% of the ownership interests of HoldCo. At the Effective Time, HoldCo shall own indirect ownership interests of, and shall have general management control over (i) Trilogy OpCo Finance, LLC (“OpCo”), (ii) Trilogy PropCo Finance, LLC (“PropCo I”), (iii) Trilogy PropCo II, LLC (“PropCo II”), and (iv) Trilogy Pro Services, LLC (“Pro Services”) and their respective subsidiaries.
2.06    Term. The term of the Company commenced on the date of filing of the Certificate with the office of the Delaware Secretary of State in accordance with the Act and shall continue until the winding up and liquidation of the Company and its business completed in accordance with Article Eight.
2.07    Qualification in Other Jurisdictions. The Manager shall cause the Company to be qualified, formed or registered under assumed or fictitious names or other limited liability company statutes or similar laws in any jurisdiction in which the Company owns property or transacts business if and to the extent that such qualification, formation or registration is necessary in order to protect the limited liability of the Members or to permit the Company lawfully to own property or to transact business. The Manager shall execute, file and publish all such certificates, notices, statements or other instruments necessary to permit the Company to conduct business as a limited liability company in all jurisdictions in which the Company elects to do business or to maintain the limited liability of the Members.
2.08    No State-Law Partnership; Tax Treatment.
(a)    Except as provided in Section 2.08(b), each of the Members agrees and acknowledges that the Company is not intended to be treated as a partnership (whether as a limited partnership or otherwise) or joint venture under applicable state law, and that no Member is intended to be treated as a partner or joint venturer of any other Member under applicable state law, and neither this Agreement nor any document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.
(b)    The Members intend that the Company be treated as a partnership for federal and, if applicable, state and local income and other tax purposes. The Company and each Member shall file all tax returns and otherwise take all tax and financial reporting positions in a manner consistent with such treatment, and no election to the contrary shall be made.

2.09    REIT Status.
(a)    The Manager and the Members acknowledge that Trilogy REIT and certain Affiliates of the Members (each a “Qualifying Entity”) intend to qualify and remain qualified as REITs, and agree that the Company and the Subsidiaries shall operate in a manner that does not adversely affect any Qualifying Entity’s status as a REIT. As such, in order to preserve each Qualifying Entity’s qualification as a REIT under the Code, the Manager and the Members shall use reasonable best efforts to, and shall cause their respective Affiliates to:
(i)    Operate the Company and the Subsidiaries in such a manner as would allow each Qualifying Entity to qualify as (and to continue to qualify as) a REIT and cause Trilogy REIT to form a subsidiary that will be taxable as a corporation for U.S. federal income tax purposes and that will join with Trilogy REIT to make a “taxable REIT subsidiary” election under Section 856(l) of the Code, which subsidiary will form one or more subsidiaries to lease “qualified health care properties,” as defined in Code Section 856(e)(6)(D)(i), from certain subsidiaries of Trilogy REIT and to own certain pharmacy and rehabilitation businesses; provided, however, that such taxable REIT subsidiary shall not, directly or indirectly, operate or manage a “health care facility” as defined in Code Section 856(l)(4)(B);
(ii)    Operate the Company and the Subsidiaries in such a manner so as to not subject any Qualifying Entity to any additional taxes under Section 857 or Section 4981 of the Code;
(iii)    Cooperate with one another to provide one another with (i) any information reasonably requested for the purposes of verifying that Trilogy REIT is organized and operated so as to qualify for taxation as a REIT and (ii) any other reasonably requested information necessary for each Qualifying Entity to comply with the requirements necessary to qualify as a REIT under Code Section 856; and
(iv)    Not engage in any transaction (or cause the Company or any Subsidiary to engage in any transaction) that could reasonably be characterized as a “prohibited transaction” subject to tax under Code Section 857(b)(6) without the prior written Consent of all Members.
(b)    The Manager shall provide the Members with quarterly asset and income tests within twenty-five (25) days after the end of each quarter and shall provide the Members with annual asset, income and distribution tests within thirty (30) days after the end of each year.
(c)    If requested by a Member, at the Company’s expense, the Manager shall obtain and provide to such Member an opinion from outside counsel to the Company reasonably acceptable to the Manager as to the qualification as a REIT of Trilogy REIT. The Manager’s inability to obtain such an opinion shall not be a violation of this subsection or a breach of this Agreement so long as (i) the Manager has used commercially reasonable efforts to obtain such opinion and (ii) the failure to obtain such opinion is not a result of any action or inaction by the Manager that Manager knew or should have known would cause Trilogy REIT to fail to qualify as a REIT. If the

Manager is unable to obtain such opinion, then NHI shall have the right, at the Company’s expense, to seek to obtain such opinion.
ARTICLE THREE
MEMBERS AND CAPITAL
3.01    Members.
(a)    Each of the parties to this Agreement shall be a Member of the Company until such Person ceases to be a Member in accordance with the provisions of this Agreement. Each Member shall have the rights, powers, duties, obligations, preferences and privileges of a Member as set forth in this Agreement.
(b)    No additional Members may be admitted to the Company except (i) to the extent agreed upon by the Qualifying Members as a Major Decision, or (ii) for Permitted Transferees pursuant to Article Six hereof. Any distribution by the Company to the Person shown on the Company’s records as a Member or to its legal representatives, an assignee of the right to receive distributions as provided herein, or an Unadmitted Assignee shall acquit the Company and the Members of all liability to any other Person who may be interested in such distribution by reason of assignment or Transfer of a Member’s Units for any reason.
(c)    No additional Members shall be admitted to the Company if the admission of such Member would: (i) cause the Company’s assets to be deemed to be “plan assets” for purposes of ERISA, (ii) cause the Company to be deemed to be an “investment company” for purposes of the Investment Company Act, (iii) materially violate, or cause the Company to materially violate, any material applicable law or regulation, including any applicable United States federal or state securities laws or (iv) violate any other applicable law.
(d)    The names, addresses, initial Capital Contributions, Units and Percentage Interests of the Members of the Company are set forth on Appendix A to this Agreement. Appendix A shall be revised from time to time by the Manager to reflect the withdrawal or admission of Members, the Transfer of Units by Members pursuant to the provisions of this Agreement, the issuance of additional Units in respect of additional Capital Contributions made to the Company by the Members in accordance with this Article Three, and to reflect any other change in the information set forth therein.
3.02    Formation and Acquisition Capital Contributions.
(a)    Concurrently with the execution of this Agreement, each of the GAHR Partnership and the NHI Partnership shall have caused GAHR and NHI, respectively, to contribute the amount set forth next to such Member’s name on Appendix A hereto as the Member’s initial Capital Contribution. GAHR and NHI agree to contribute additional capital according to their respective Percentage Interest as needed by the Company prior to Closing in order to cover (i) any and all costs or expenses related to pursuit costs and (ii) amounts needed to cover any loan underwriting and commitment fees, ticking fees and related costs due to KeyBanc pursuant to

KeyBanc Commitment Papers. This Section 3.02(a) shall not inure to or be for the benefit of any third-party beneficiaries, including any creditors of the Company.
(b)    At least seven (7) Business Days prior to the Closing Date, the Manager shall deliver to the Members a draft of a reasonably detailed settlement statement for the Closing setting forth the amounts due from the Company at Closing pursuant to the Equity Purchase Agreement and related closing costs, and the amounts that each of the Members shall be responsible for funding, which shall be pro rata in accordance with each Member’s Percentage Interest. The Members shall provide the Manager with any comments to such settlement statement within two (2) Business Days of receipt thereof, and the Manager shall make itself available to discuss any such comments with the Members. The Manager shall deliver to the Members a final settlement statement (which shall reflect revisions based on the Members’ comments that the Manager deems appropriate in the Manager’s reasonable discretion) no later than one (1) Business Day prior to the Closing Date. Each of the GAHR Partnership and the NHI Partnership shall cause GAHR and NHI, respectively, to contribute to the Company the amount set forth on the final settlement statement for which such Member is responsible. Any amounts funded by a Member that are in excess of the amount actually due from such Member under the Equity Purchase Agreement (including but not limited to any amounts subject to post-closing adjustments) shall be refunded to the Member within two (2) Business Days of the Closing or, if resulting from a post-closing adjustment under the Equity Purchase Agreement, the date the amount is paid to the Company, as applicable. The Manager shall provide any Member that has failed to the fund its required Capital Contribution pursuant to this Section 3.02(b) with written notice of such failure, and, if the Member does not cure such failure by the Closing, then the Member shall be in breach of this Agreement and shall result in (i) the defaulting Member’s loss of any and all voting, consent and approval rights provided in this Agreement, (ii) the funding Member having the right to fund all or a portion of the amount for the defaulting Member pursuant to Section 3.03(c), with all rights and remedies associated therewith and (iii) the Company and the non-defaulting Member having any and all rights and remedies otherwise available at law or equity; provided, however, that a Member shall not be considered in breach of this Agreement (x) for failing to fund its Percentage Interest of any final settlement statement item that such Member believes in good faith is incorrect, it being acknowledged and agreed that a Member may not contest the amount of the purchase price or any third party expense items for which the third party has provided a reasonably detailed invoice, or (y) if such Member subsequently contributes the unfunded capital to the Company and the Manager, on behalf of the Company, accepts such funds, which acceptance shall not be unreasonably conditioned withheld or delayed.
(c)    Outside of capital contributions due in connection with Closing which are addressed above in Section 3.02(b), each Member shall fund its respective Percentage Interest of any other amount due from the Company pursuant to the Equity Purchase Agreement, within two (2) Business Days’ written notice from the Manager.

3.03    Additional Capital Contributions – Mandatory Contributions.
(a)    From and after the date hereof, upon the Manager’s determination that (i) additional Capital Contributions to the Company are required to fund “Identified Initiatives” as set forth in and in accordance with the Approved Business Plan (each, a “Committed Capital Call”), or (ii) additional Capital Contributions to the Company are advisable or necessary to pay for Necessary Expenses (each, a “Necessary Capital Call”), the Manager shall have the right to call for additional Capital Contributions from the Members in accordance with this Section 3.03; provided, however, that (A) the Manager shall not be required to seek third-party financing in lieu of, or prior to, making a Committed Capital Call if the Approved Business Plan contemplates the use of equity capital for the transaction or matter at issue, (B) the Manager may only make a Necessary Capital Call if it determines that third-party financing is not reasonably available timely or on commercially reasonable terms, as determined by the Manager (in its reasonable discretion), (C) the Manager may only make Committed Capital Calls in the amounts specified in the Approved Business Plan in accordance with the purposes set forth in the Approved Business Plan, and (D) the Manager may only make Necessary Capital Calls for up to Fifteen Million Dollars ($15,000,000) in the aggregate. In furtherance of the foregoing, in the event the Manager elects to make a capital call pursuant to this Section 3.03, the Manager shall provide a written notice to the Members setting forth (i) the aggregate capital needs, (ii) the amount of each Member’s share of the Company’s required additional capital needs (which shall be based on each such Member’s respective Percentage Interest), (iii) if a Committed Capital Call, the section of the Approved Business Plan requiring the capital or, if a Necessary Capital Call, a reasonably detailed description of the Necessary Expenses, and (iv) the date by which such additional Capital Contributions are due, such date not being earlier than (x) with respect to Committed Capital Calls, thirty (30) days following the receipt of the capital call notice or (y) with respect to Necessary Capital Calls, five (5) days following the receipt of such capital call notice. Each Member shall contribute to the Company its share of such required additional Capital Contribution by the due date as determined in accordance with the immediately preceding sentence.
(b)    Any Member (a “Declining Member”) that fails to make a mandatory additional Capital Contribution pursuant to Section 3.03(a) when due shall not be considered in breach or default of this Agreement. The only remedies available to the Company or any other Member for a Declining Member’s failure to make a mandatory additional Capital Contribution pursuant to Section 3.03(a) shall be limited to those remedies described below in this Section 3.03.
(c)    Upon a failure of a Member to make a mandatory additional Capital Contribution pursuant to Section 3.03(a) when due and the designation of such Member as a Declining Member (the amount such Declining Member fails to contribute defined as the “Declined Contribution”), in addition to making its own Capital Contribution then due, a non-Declining Member may (but shall not be obligated to) fund the amount of the Declined Contribution by either (i) making an additional cash contribution to the Company of the amount thereof, which will be deemed to be an additional Capital Contribution by such non-Declining Member to the Company as of the date of such contribution (each, a “Substituted Capital Contribution”), or (ii) making an advance to the Company of the amount thereof, which will be deemed to be a loan by such non-Declining Member to the Company as of the date of such advance (each, a “Shortfall Loan”). A non-Declining Member that elects to fund the Declined Contribution shall notify the Manager of this election in writing. If there is more than one non-Declining Member that desires to make a Substituted Capital Contribution or Shortfall Loan, as applicable, then the non-Declining Members shall make such Substituted Capital Contribution or Shortfall Loan in proportion to their respective Percentage Interests or in such other proportions as they may agree to in writing. Each Shortfall Loan shall (i) have a term of ten (10) years, (ii) provide for interest-only payments during the first two (2) years of the term, (iii) accrue interest at a per annum rate equal to the Shortfall Rate, (iv) may be paid in full at any time during the term without penalty, and (v) after the first two (2) years of the term, be paid in full (both principal and interest) as soon as possible with Available Cash prior to the making of any distributions to the Members pursuant to Article Four or Section 8.02 hereof. If a non-Declining Member elects to fund the Declined Contribution and elects to treat such advanced funds as a Shortfall Loan, then such non-Declining Member may also elect to have all other capital it advanced in connection with such capital call treated as a Shortfall Loan (in lieu of treating such capital as a Capital Contribution).
(d)    Each time additional Capital Contributions (but not Shortfall Loans which shall be treated as debt as described above) are made to the Company under Sections 3.03(a), (b) and (c), new Units shall be issued to the contributing Members in respect of such additional Capital Contributions at Fair Market Value as of the date of such issuance, which Fair Market Value shall be determined pursuant to Exhibit D; provided, however, that in the case of an issuance of Units to a Member that makes a Substituted Capital Contribution on behalf of a Declining Member, then the Units issued to such non-Declining Member with respect to such Substituted Capital Contribution shall be based on an amount equal to one and 5/10 (1.5) multiplied by the Substituted Capital Contribution.
(e)    If the non-Declining Members do not make a Substituted Capital Contribution or a Shortfall Loan for any or all of the Declined Contribution and the Company continues to require the additional capital set forth in the capital call notice, then the Manager shall be permitted to seek Indebtedness on behalf of the Company in order to fund the amount of the Declined Contribution, which Indebtedness shall be on commercially reasonable terms and may include loans from Members as permitted by Section 3.08.
(f)    In connection with any Shortfall Loan, at any time prior to the time the Company repays such Shortfall Loan, any Member, including the Declining Member, may contribute capital to the Company in an amount sufficient to repay all of the outstanding principal and interest under the Shortfall Loan and the Manager shall cause the Company to utilize such contribution to repay the Shortfall Loan and issue new Units to such Contributing Member in accordance with Section 3.03(d); provided, however, that new Units issued to a Member that repays a Shortfall Loan shall be issued to such Member based on the Fair Market Value as of the date of inception of such Shortfall Loan.

3.04    Additional Capital Contributions – Discretionary Contributions.
(a)    From and after the date hereof, if the Manager determines (in its reasonable discretion) that additional Capital Contributions to the Company are advisable to fund business initiatives or opportunities that are not contemplated in the Approved Business Plan, but are deemed by the Manager to be in the best interests of the Company, then the Manager shall have the right to call for additional Capital Contributions from the Members in accordance with this Section 3.04; provided, however, that the Manager shall not be permitted to make capital calls under this Section 3.04 in excess of Eighty-Five Million Dollars ($85,000,000) in the aggregate without the Consent of the Qualifying Members as a Major Decision; provided further, however, that the Manager shall not be permitted to make capital calls under this Section 3.04 for the purpose of repaying Indebtedness without the Consent of the Qualifying Members as a Major Decision, unless (i) the Manager determines (in its reasonable discretion) that third-party financing is not reasonably available timely or on commercially reasonable terms to repay such Indebtedness and (ii) such Indebtedness is then due and payable; provided further, however, that the foregoing Eighty-Five Million Dollars ($85,000,000) cap shall automatically be increased by an amount equal to fifty percent (50%) of the amount by which the Acquisition Financing exceeds $280,000,000, and shall be decreased by an amount equal to fifty percent (50%) of the amount by which the Acquisition Financing is less than $280,000,000, respectively, obtained by the Company during the period beginning on the date hereof and ending on (and including) the Closing Date which reduces or increases, respectively, the equity required to fund the purchase price at Closing. In furtherance of the foregoing, in the event the Manager elects to make a capital call pursuant to this Section 3.04, the Manager shall provide a written notice to the Members setting forth (i) the aggregate capital needs, (ii) the amount of each Member’s share of the Company’s required additional capital needs (which shall be based on each such Member’s respective Percentage Interest) and whether the Manager, as a Member, will be contributing its share of such additional capital contribution, (iii) reasonably detailed information regarding the intended use for the additional capital, and (iv) the date by which such additional Capital Contributions are due, such date not being earlier than forty-five (45) days following the receipt of the capital call notice. During the period between delivery of the capital call notice and the due date for the additional Capital Contributions, the Members shall have the right to consult with the Manager regarding the intended use for the capital, and the Manager shall provide the Members with any information reasonably requested by the Members related thereto. Each Member shall have the right (but not the obligation) to contribute to the Company its share of such additional Capital Contribution by the due date as determined in accordance with this Section 3.04(a). Notwithstanding the foregoing, in the event of an Emergency, GAHR shall have the right to contribute the full amount of such additional Capital Contribution pursuant to this Section 3.04(a) pending NHI’s determination whether to contribute to the Company its share of such additional Capital Contribution. In such event, if NHI determines to contribute its share of the additional Capital Contribution after GAHR has contributed the full amount of such additional Capital Contribution, then the Company shall treat GAHR’s contribution of NHI’s share of the additional Capital Contribution as an interest-free loan to the Company and shall repay GAHR with the proceeds of NHI’s additional Capital Contribution as soon as practicable upon receipt of NHI’s additional Capital Contribution.

(b)    Any Member (a “Non-Contributing Member”) that fails to make a discretionary additional Capital Contribution pursuant to Section 3.04(a) when due shall not be in breach or default of this Agreement, and the only right the other Members shall have is the right to make additional Capital Contributions to the Company as described in this Section 3.04. Upon a failure of a Non-Contributing Member to make a discretionary additional Capital Contribution pursuant to Section 3.04(a) (the amount such Non-Contributing Member fails to contribute defined as the “Shortfall Amount”), the Manager shall provide notice of the Shortfall Amount to the other Members, and any Member that elects to make its share of such discretionary additional Capital Contribution (a “Contributing Member”) may (but shall not be obligated to) fund the amount of the Shortfall Amount by making an additional cash contribution to the Company of the amount thereof, which will be deemed to be an additional Capital Contribution by such Contributing Member to the Company as of the date of such contribution (each, a “Shortfall Contribution”). In addition, any Contributing Member shall have the right to rescind its election to make a discretionary additional Capital Contribution within five (5) days of receipt of notice from the Manager regarding a Shortfall Amount, and the Company shall return to the Contributing Member any such rescinded discretionary Capital Contribution within five (5) days of receipt of the Contributing Member’s notice of such rescission. A Contributing Member that elects to fund the Shortfall Amount shall notify the Manager of this election in writing. If there is more than one Contributing Member that desires to make a Shortfall Contribution, then the Contributing Members shall make such Shortfall Contribution in proportion to their respective Percentage Interests or in such other proportions as they may agree to in writing.
(c)    Each time additional Capital Contributions are made to the Company under this Section 3.04, new Units shall be issued to the contributing Members in respect of such additional Capital Contributions at Fair Market Value as of the date of such issuance, which Fair Market Value shall be determined pursuant to Exhibit D.
3.05    Fair Market Value Determination. If at any time new Units are to be issued to a Member making additional Capital Contributions to the Company pursuant to Section 3.03 or Section 3.04 and the Fair Market Value of the Units has not been agreed to by the Members as provided in Exhibit D, then the number of Units to be issued to such Member shall be determined based upon the Estimated Fair Market Value as of the date of issuance of the Units. If the actual Fair Market Value as of the date of issuance of such Units is later determined, as provided in Exhibit D, to be different than the Estimated Fair Market Value, then the number of Units issued to the Member based on such Estimated Fair Market Value shall be adjusted so that the actual number of Units held by such Member is equal to the sum of the Units held by such Member immediately prior to such issuance plus the number of Units to which such Member was actually entitled to receive based on the actual Fair Market Value as of the date of issuance. To the extent that any Distributions have been paid to the Members based upon Percentage Interests that were determined based upon an Estimated Fair Market Value that is subsequently adjusted as provided herein, then any Member (an “Overfunded Member”) that was paid Distributions in excess of the amount to which the Overfunded Member would have been entitled had the number of Units originally been issued based on the actual Fair Market Value (“Excess Distributions”) shall pay such Excess Distributions to the remaining Members pro rata in proportion to their as-adjusted Units so that the Distributions reflect the final Fair Market Value determination, which payment shall be made within five (5) Business

Days of the final Fair Market Value determination. To the extent that any Overfunded Member fails to pay over any Excess Distributions as provided herein, the Company shall cause the amount of such Excess Distributions to be deducted from future Distributions as soon as possible and any Distributions that should have been paid to a Member that were not so paid shall be paid to the Member as soon as reasonably practicable, but no later than the payment of the next Distribution. In the event that any Excess Distributions have not been repaid by an Overfunded Member at the time of any dissolution or liquidation of the Company pursuant to Article Eight, then the Overfunded Member shall be required to repay to the Company any remaining Excess Distributions due to the Company within five (5) Business Days of the determination of the amounts due from such Overfunded Member pursuant to Article Eight.
3.06    Right to Assign Additional Capital Contribution Obligation/Right. With respect to any of the capital calls permitted above in this Article Three, (i) GAHR may assign its obligation or right to contribute capital to one or more AHI Managed Companies which shall constitute a Permitted Transfer, and (ii) NHI may assign its obligation or right to contribute capital to one or more NSAM Managed Companies which shall constitute a Permitted Transfer. If any such Permitted Transferee fails to perform under this Article Three as and when required, then the other Members shall have the rights and remedies provided for by this Article Three as if GAHR or NHI, as applicable, had failed to perform.
3.07    Liability of Members. Except as otherwise required by any non-waivable provision of the Act or other applicable law and except as otherwise provided in this Agreement or other agreements between the Company and one or more Members or their Affiliates: (a) no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise; and (b) no Member shall in any event have any liability whatsoever in excess of (i) the amount of its Capital Contributions, (ii) its share of assets and undistributed profits of the Company, if any, and (iii) the amount of any wrongful distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of Section 18-607 of the Act. Upon written notice by the Company, any Member that received a Distribution in violation of Section 18-607 of the Act shall promptly return such distribution to the Company.
3.08    Member Loans. Except for Shortfall Loans, Members and their Affiliates may make loans to the Company only upon the approval of the Qualifying Members as a Major Decision. The amount of such loans (including, without limitation, Shortfall Loans) shall be treated as Indebtedness of the Company and not as a Capital Contribution and shall be repaid in accordance with the terms of the loan agreements relating to such loans, or in the case of Shortfall Loans, as described in Section 3.03(c). Such loans shall not (i) increase the Units of the lending Member, (ii) entitle such Member to a greater share of Distributions, or (iii) entitle such Member to a greater share of allocations of Net Profits or Net Losses.
3.09    No Withdrawal. No Member is entitled to withdraw any part of such Member’s Capital Contributions or Capital Account or to receive any distribution from the Company, except as expressly provided in this Agreement.

3.10    No Right of Partition. No Member has or shall have any right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.
3.11    Title to Assets. The assets of the Company shall be owned by the Company as an entity, and no Member or Manager has any ownership interest in such assets or any portion thereof, and legal title to such assets shall be held in the name of the Company.
ARTICLE FOUR

DISTRIBUTIONS
4.01    Timing of Distributions. The Manager shall cause the Company to distribute all Available Cash, if any, to the Members (each such distribution being a “Distribution”) within thirty (30) days of the end of each fiscal quarter or on a more frequent basis as determined by the Manager in its sole discretion.
4.02    Distributions of Available Cash. Subject to Section 3.03(c), Article Eight and Section 10.07, all Available Cash shall be distributed to the Members pro rata in proportion to their respective Units.
4.03    Limitation on Distributions. Notwithstanding anything to the contrary in this Agreement, no Distribution shall be made to any Member to the extent such Distribution would violate the Act or other applicable law.
ARTICLE FIVE

MANAGEMENT OF THE COMPANY
5.01    Generally.
(a)    The Company shall at all times only have one (1) Manager, and the initial Manager shall be GAHR. Subject to the rights and powers of the Members as described herein (including, without limitation, the right of Qualifying Members to approve Major Decisions), the Manager shall have the exclusive right and power to conduct the business and affairs of the Company and to do all things necessary to carry on the business of the Company in accordance with the provisions of this Agreement and applicable law and hereby is authorized to take any action of any kind and to do anything and everything it deems necessary or appropriate in accordance with the provisions of this Agreement and applicable law. Except as expressly set forth herein, the Members, in their capacity as such, shall have no authority to act on behalf of the Company. To the maximum extent permitted under applicable law, the Members agree that the Manager shall have no fiduciary duties towards any Member, any Affiliate of any Member or the Company.
(b)    Without limiting the generality of Section 5.01(a), but subject to the rights and powers of the Members as described herein (including, without limitation, the right of Qualifying Members to approve Major Decisions), the Manager shall have the power and authority to undertake any of the following on behalf of the Company:

(i)    execute, deliver and perform any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the acquisition, development, financing, management, maintenance, operation, sale or other disposition of the Company’s Properties and assets;
(ii)    borrow money and issue evidences of Indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company; provided, however, that in connection with the borrowing of money on a nonrecourse basis, no lender shall be granted or acquire, at any time as a result of making such a loan, any direct or indirect interest in the profits, capital or property of the Company other than as a secured creditor;
(iii)    engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of, the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of the State of Delaware, and in each state where the Company has been qualified to do business; and
(iv)    take such actions (including, without limitation, amending this Agreement) as the Manager determines are advisable or necessary, based upon advice of counsel to the Company (A) to preserve the tax status of the Company as a partnership for Federal income tax purposes or (B) to conform this Agreement to either (x) the Act, or (y) provisions of the Code or the Treasury Regulations relating to taxation of partners and partnerships, including, without limitation, any changes thereto.
(c)    Any Person dealing with the Company or the Manager may rely upon a certificate signed by any officer, general partner or manager of the Manager, thereunto duly authorized, as to:
(i)    the identity of the Manager or any Member;
(ii)    the existence or non-existence of any fact or facts which constitute a condition precedent to the acts by the Manager or in any other manner germane to the affairs of the Company;
(iii)    the persons who are authorized to execute and deliver any instrument or document of the Company; and
(iv)    any act or failure to act by the Company or as to any other matter whatsoever involving the Company.
(d)    The Manager shall use commercially reasonable efforts to perform the following duties (it being acknowledged and agreed that, notwithstanding any other provision herein, the obligation of the Manager to perform the duties described below are subject to the consent or approval of the non-Manager Members as to those actions or decisions that require the consent or approval of one or more Members as specified hereunder (including, without limitation, the approval of Major Decisions):

(i)    subject to the availability of funds therefor, including through Indebtedness available on commercially reasonable terms, conduct (or cause to be conducted) the day-to-day business and affairs of the Company in compliance with the Approved Business Plan in all material respects and approved Major Decisions and direct the officers of any Subsidiary to act in accordance with the Approved Business Plan and approved Major Decisions;
(ii)    subject to the availability of funds therefor, direct the officers of HoldCo to operate HoldCo and its Subsidiaries in a manner consistent with the obligations set forth in the Loan Documents and, subject to the availability of funds therefor, to cause HoldCo to comply with the obligations contained therein;
(iii)    cause Distributions, if any, through the applicable Subsidiaries to the Company and by the Company to the Members, at such times as are required under this Agreement;
(iv)    subject to the availability of funds therefor, including through Indebtedness available on commercially reasonable terms, cause to be procured and obtained on behalf of the Company and its Subsidiaries the insurance coverage to be set forth on an exhibit to this Agreement, which exhibit shall be agreed upon by the Members prior to the Closing;
(v)    cause to be developed and maintained a compliance program reasonably designed to provide effective internal controls that promote adherence to, and prevent and detect material violations of, applicable legal requirements;
(vi)    cause the EIK to employ reasonable accounting, billing, cash management and collection policies and practices;
(vii)    cause to be developed and maintained reasonable accounting procedures, controls and systems sufficient to permit, without limitation, accurate, timely and complete preparation of records and books of accounting for the Company and its Subsidiaries in accordance with GAAP; and
(viii)    work to implement SOX-compliant controls over financial reporting for the Company and its Subsidiaries and, following such implementation, maintain SOX-compliant controls over financial reporting for the Company and its Subsidiaries.
(e)    The Manager shall not be required to manage the Company as the Manager’s sole and exclusive function and the Manager may have other business interests and may engage in other activities in addition to those relating to the Company, even if such other business interests or activities are competitive with the business of the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or to the income or proceeds derived therefrom. The Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or ventures.
5.02    Major Decisions/Deadlock. Notwithstanding any provision herein to the contrary (including, without limitation, Section 5.01), the Manager shall not, without the prior consent of each Qualifying Member, make any decision or take any action that would constitute a Major Decision (as defined on Exhibit E attached hereto). Each time the Consent of the Qualifying Members is required under this Section 5.02, a written notice shall be sent to the Qualifying Members by the Manager, which notice shall provide in reasonable detail the proposed Major Decision. Each Qualifying Member shall use good faith efforts to respond within fifteen (15) days after receipt of such written notice. If a Qualifying Member does not approve or disapprove of a proposed Major Decision in writing within said fifteen (15) day period, then the Manager shall provide written notice to the Member that such matter or action requested shall be deemed approved by such Qualifying Member if not objected to within five (5) days after receipt of such written notice. If the Manager and the Qualifying Members disagree with respect to a Major Decision, then the Manager or any Qualifying Member shall engage in good faith negotiations to resolve such disagreement. If the Manager and the Qualifying Members have not resolved the disagreement within twenty (20) days of entering into such good faith negotiations, then the Manager or any Qualifying Member may mediate such disagreement pursuant to the commercial mediation rules then in effect of the American Arbitration Association in the City of Wilmington, State of Delaware (such mediation process not to exceed ninety (90) days); provided, however, that if the Manager and the Qualifying Members are still in disagreement after such mediation process, then a “Deadlock” shall be deemed to have occurred, in which event GAHR may thereafter initiate the buy/sell procedures set forth in Article Fourteen hereof solely to the extent permitted under Article Fourteen.
5.03    Officers and Directors.
(a)    Officers of the Company. The Manager, without the Consent of any Member, may at any time appoint one or more officers of the Company (the “Officers”) which shall exercise and perform such powers and duties (subject to subject to the rights and powers of the Members as described herein (including, without limitation, the right of the Qualifying Members to approve Major Decisions)) as shall be assigned and delegated to them from time to time by the Manager. The Officers of the Company may include a chief executive officer, a president, one or more vice presidents, a chief operations officer (and one or more assistants), a secretary (and one or more assistants), and a chief financial officer or treasurer (and one or more assistants). Each Officer may be removed by the decision of the Manager at any time, with or without cause. Each Officer shall hold office until his or her successor is appointed, unless earlier removed by the Manager. Any individual may hold any number of offices. The execution and delivery of any document, agreement or instrument by an Officer shall be sufficient to bind, and shall be binding upon, the Company for all purposes and third parties shall be entitled to rely on the authority of any Officer acting at the direction of the Manager to take any such action on behalf of the Company. The initial Officers are listed on Exhibit C attached hereto. The Manager may revise Exhibit C in its sole discretion at any time. The Officers shall not be entitled to any compensation from the Company for their service as Officers of the Company.
(b)    Officers of Trilogy REIT/HoldCo. Except as provided in Exhibit E, the Manager, without the Consent of any Member, may cause the Company, in its capacity as the sole trustee of Trilogy REIT, to (i) appoint one or more officers of Trilogy REIT at any time, and (ii) cause Trilogy REIT, in its capacity as the controlling member of HoldCo, to appoint one or more officers of HoldCo at any time. Except as provided in Exhibit E, each officer of Trilogy REIT and

HoldCo may similarly be removed by the decision of the Manager at any time, with or without cause. The officers of Trilogy REIT shall not be entitled to any compensation from the Company or Trilogy REIT for their service as officers of Trilogy REIT, respectively. Each advisory board member of Holdco who is not an Affiliate of the Manager shall be entitled to compensation for his or her service as an advisory board member in an amount not to exceed $100,000 per year, a portion of which may be paid in the form of HoldCo equity and/or profit interests; provided that the number of HoldCo advisory board members cannot exceed five.
(c)    Directors of HoldCo.
(i)    The Manager shall cause the Company, in its capacity as the sole trustee of Trilogy REIT, in its capacity as the controlling member of HoldCo, to cause HoldCo to establish and maintain a board of directors for HoldCo (the “HoldCo Board” and each director a “HoldCo Director”) as follows: (A) a majority of the HoldCo Directors shall be designated by GAHR (the “GAHR Directors”); (B) one (1) HoldCo Director may be designated by NHI (the “NHI Director”), or in lieu thereof, NHI may appoint one (1) HoldCo Board observer, at its election; and (C) the Manager and the Qualifying Members may jointly designate one or more HoldCo Directors; provided, however, that (i) the number of GAHR Directors shall be reduced to one (1) if the Percentage Interest of GAHR (combined with its Affiliates’ Percentage Interests) is reduced below thirty-five percent (35%), (ii) the number of GAHR Directors shall be reduced to zero (0) if GAHR is not a Qualifying Member, (iii) the number of NHI Directors shall be increased to a majority of the HoldCo Board if NHI is appointed as the Manager in accordance with Sections 5.07(a) or 5.07(b)(i) hereof and (iv) the number of NHI Directors shall be reduced to zero (0) if NHI is not a Qualifying Member. The Manager shall have the power and authority to act (and shall act promptly) to adjust the composition of the HoldCo Board in accordance with the foregoing. By execution hereof, the Manager and GAHR and NHI (i.e., the Qualifying Members) hereby jointly designate Randall Bufford as a HoldCo Director effective upon the Closing. In furtherance of the foregoing, the Manager shall cause the Company, in its capacity as the sole trustee of Trilogy REIT, in its capacity as the controlling member of HoldCo, to cause HoldCo to appoint Randall Bufford and the individuals identified in writing as the GAHR Directors and the NHI Director to serve as HoldCo Directors effective upon the Closing.
(ii)    Subject to Section 5.03(c)(i), a GAHR Director may only be removed and/or replaced (including, without limitation, to fill a vacancy due to death, disability or resignation of a GAHR Director) as a HoldCo Director at the direction of GAHR in writing; provided, however, that GAHR shall promptly remove any GAHR Director that commits fraud, willful misconduct, gross negligence, bad faith or any felony. GAHR may direct the removal and replacement of a GAHR Director at any time for any reason. If GAHR desires to remove and/or replace a GAHR Director, then GAHR shall notify the Manager in writing of such decision. Upon receipt of such written notice from GAHR, the Manager shall promptly cause the Company, in its capacity as the sole trustee of Trilogy REIT, in its capacity as the controlling member of HoldCo, to cause HoldCo to remove and/or replace such GAHR Director in accordance with the direction of GAHR.

(iii)    Subject to Section 5.03(c)(i), the NHI Director, if any, may only be removed and/or replaced (including, without limitation, to fill a vacancy due to death, disability or resignation of the NHI Director) as a HoldCo Director at the direction of NHI in writing; provided, however, that NHI shall promptly remove any NHI Director that commits fraud, willful misconduct, gross negligence, bad faith or any felony. NHI may direct the removal and replacement of the NHI Director at any time for any reason. If NHI desires to remove and/or replace the NHI Director, then NHI shall notify the Manager in writing of such decision. Upon receipt of such written notice from NHI, the Manager shall promptly cause the Company, in its capacity as the sole trustee of Trilogy REIT, in its capacity as the controlling member of HoldCo, to cause HoldCo to remove and/or replace the NHI Director in accordance with the direction of NHI.
(iv)    A HoldCo Director that is jointly appointed by the Manager and the Qualifying Members as a Major Decision may only be removed and/or replaced (including, without limitation, to fill a vacancy due to death, disability or resignation of any such HoldCo Director) as a HoldCo Director as a Major Decision. Upon approval of the Manager and the Qualifying Members of the appointment, removal or replacement of a HoldCo Director as a Major Decision, the Manager shall promptly cause the Company, in its capacity as the sole trustee of Trilogy REIT, in its capacity as the controlling member of HoldCo, to cause HoldCo to appoint, remove and/or replace such HoldCo Director in accordance with the approved Major Decision.
5.04    Liability for Certain Acts and Indemnification.
(a)    No Manager, Member, Officer or agent of the Company has guaranteed or shall have any obligation with respect to the return of a Member’s Capital Contributions or profits from the operation of the Company. Notwithstanding any provision of the Act, no Manager, Member, Officer or agent of the Company shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member except for loss or damage resulting from fraud, willful misconduct, gross negligence, or material breach of this Agreement. Each Manager, Member, Officer and agent of the Company shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented by: (i) any one or more Members, Managers, Officers or agents of the Company whom such party reasonably believes to be reliable and competent in the matter presented, or (ii) legal counsel, public accountants, or other Persons as to matters such party reasonably believes are within the such Person’s professional or expert competence.
(b)    To the fullest extent permitted by the Act, the Company shall indemnify each Manager, Member, Officer, agent of the Company and their respective officers, directors, employees, agents and affiliates (“Indemnified Persons”) for any loss, damage or expense incurred by such Indemnified Person on behalf of the Company or in furtherance of the interests of the Members or otherwise arising out of or in connection with the Company, except for losses arising from such Indemnified Person’s own fraud, willful misconduct, gross negligence, or material breach of this Agreement. No Indemnified Person shall, in the absence of its own fraud, willful misconduct, gross negligence, or material breach of this Agreement, be liable to the Company or the Members for (i)

any mistake in judgment, (ii) any act performed or omission made by it or (iii) any losses due to the mistake, action, inaction or negligence of agents of the Company. Expenses (including attorneys’ fees) incurred by an Indemnified Person in a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that, if an Indemnified Person is advanced such expenses and it is later determined that such Indemnified Person was not entitled to indemnification with respect to such action, suit or proceeding, then such Indemnified Person shall reimburse the Company for such advances. The Members hereby acknowledge that each Indemnified Person shall be a third party beneficiary under the terms of this Section 5.04(b). The provisions of this Section 5.04(b) shall continue to afford protection to each Indemnified Person regardless of whether such Indemnified Person remains in the position or capacity pursuant to which such Indemnified Person became entitled to indemnification under this Section 5.04(b) and regardless of any subsequent amendment to this Agreement. The Members agree that the covenants and agreements set forth in this Section 5.04(b) shall survive the cancellation of the Company.
5.05    Manager, Member and Affiliate Compensation. Except as otherwise contemplated in this Section 5.05 or elsewhere in this Agreement, no Member, Manager or Affiliate thereof shall be entitled to any compensation from the Company or any Subsidiary, unless approved by the Qualifying Members as a Major Decision. The Manager and its Affiliates shall be reimbursed by the Company (or applicable Subsidiary) for all reasonable out‑of‑pocket expenses properly incurred by the Manager or an Affiliate thereof in connection with the discharge of its obligations under this Agreement in its capacity as Manager or otherwise properly incurred on behalf of the Company (or applicable Subsidiary); provided that the Manager shall not be entitled to seek reimbursement from the Company for a percentage of its general and administrative expenses, including personnel costs for personnel providing services to the Company.
5.06    Business Plan. Attached hereto as Exhibit A is the business plan for the Company, which is approved by the Members by execution of this Agreement (the “Approved Business Plan”). The Approved Business Plan may be amended at any time pursuant to the approval of the Qualifying Members as a Major Decision.
5.07    Resignation/Removal of the Manager.
(a)    Resignation. The Manager of the Company may resign at any time by giving thirty (30) days written notice to the Members of the Company. The resignation of any Manager shall take effect upon the date that is 30 days following the receipt of such notice or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of the Manager shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of the Manager as a Member. In the event the Manager resigns as provided in this Section 5.07(a), then, so long as NHI is Qualifying Member, then NHI shall have the right to serve as the Manager if it so chooses and may not be removed as Manager except upon a Default. If NHI is not a Qualifying Member or declines to serve as the Manager, then the Manager shall be chosen by a majority vote of the Qualifying Members.

(b)    Removal.
(i)    Generally. So long as (A) GAHR and its Affiliates in the aggregate own the largest number of Units (as compared with any other Member and such Member’s Affiliates) and (B) the Percentage Interest of GAHR and its Affiliates in the aggregate is equal to or greater than thirty-five percent (35%), then GAHR shall serve as Manager and may not be removed as Manager except upon a Default. If GAHR ceases to meet all such requirements, then GAHR shall be removed as Manager as provided in Section 5.07(b)(iii)(A) below. Should GAHR be removed as Manager and the replacement manager is not NHI, GAHR shall retain the right to vote on the replacement manager, as long as GAHR is, at the time of the vote, a Qualifying Member. If at any time (x) NHI and its Affiliates in the aggregate own the largest number of Units (as compared with any other Member and such Member’s Affiliates), and (y) the Percentage Interest of NHI and its Affiliates in the aggregate is equal to or greater than thirty-five percent (35%), then so long as (x) and (y) continue to be true, NHI shall serve as Manager and may not be removed as Manager except upon a Default.

(ii)    Default – For Cause Removal. Any Person serving as Manager may be removed by the affirmative vote of all Qualifying Members of the Company (excluding any Member that is the Manager or that is an Affiliate of the Manager) in accordance with this Section 5.07(b) after the occurrence of any of the following (each a “Default”):
(A)    the commission of fraud, embezzlement or commission of a felony by the Manager against the Company, any Member or any Subsidiary;

(B)    the commission of gross negligence or willful misconduct by the Manager relating to the Company, any Member or any Subsidiary;

provided, however, that any such action in (A) or (B) shall not constitute a Default if such action: (i) is committed by an employee or other agent of Manager (other than the officers or directors of the Manager, the officers and directors of AHI if GAHR is then an AHI Managed Company or the officers and directors of any successor advisor to GAHR if GAHR or its REIT Parent is an externally-managed company) who is promptly terminated or removed; and (ii) is cured within 30 days (or such longer period of time not to exceed 90 days so long as Manager is diligently pursuing a cure of such breach), which cure may be accomplished through reimbursing the Company, Member or Subsidiary for actual damages or losses incurred; or

(C)    breach by the Manager of any provision contained in this Agreement that (A) has a material adverse economic effect on the Company, any Member or any Subsidiary and (B) is not cured within thirty (30) days after written notice thereof from any other Member which notice describes in reasonable detail the alleged breach (or within such longer period of time, not to exceed ninety (90) days, if such breach cannot reasonably be cured within such thirty (30) day period and so long as the Manager is diligently pursuing a cure of such breach).
(iii)    Removal of the Manager.
(A)    Removal as a Result of Change in Ownership. In the event that GAHR is no longer entitled to serve as the Manager as provided by Section 5.07(b)(i) hereof, NHI shall have the right to remove GAHR as Manager by delivering written notice (the “Removal Notice”) to GAHR at any time within thirty (30) days after GAHR ceases to be entitled to serve as the Manager. The Removal Notice shall specify the effective date of removal of GAHR as Manager which effective date may not be earlier than ten (10) days after the date of the Removal Notice. Upon the effective date of removal of a Person as Manager pursuant to this Section 5.07(b)(iii)(A), such Person shall automatically be removed as the Manager, and in the event that NHI meets the requirements to serve as the Manager as provided in Section 5.07(b)(i), GAHR shall be replaced in that capacity by NHI. If NHI does not meet the requirements set forth above to serve as the Manager or declines to serve as the Manager, then the Manager shall be chosen by a majority vote of the Qualifying Members.
(B)    Removal As a Result of a Default. In the event of a Default by the Manager, the Qualifying Members (by unanimous vote, excluding any Member that is the Manager or that is an Affiliate of the Manager) shall have the right to remove such Manager as

Manager by delivering written notice (the “Default Notice”) to such Manager at any time within thirty (30) days after obtaining actual knowledge of such Default, but only so long as (i) such Manager and its Affiliates are released on or prior to the effective date of removal from any and all personal or recourse liability with respect to all Company and Subsidiary financings and other obligations, and (ii) such removal does not result in a default or breach under any Company or Subsidiary financing documentation. Each Default Notice shall specify in reasonable detail the event of Default and the effective date of removal of the Manager as Manager which effective date may not be earlier than ten (10) days after the date of the Default Notice. Upon the effective date of removal of a Person as Manager, such Person shall automatically be removed as the Manager and shall be replaced in that capacity by a Person elected by the Qualifying Members by unanimous vote (excluding any Member that is the Manager subject to removal or that is an Affiliate of the Manager subject to removal). Notwithstanding the foregoing or any other provision herein to the contrary, if the Manager subject to removal contests the validity of its removal as Manager through expedited arbitration in accordance with Section 12.03 hereof (which such Manager shall be entitled to do), then such Manager shall not be removed as Manager until the conclusion of such arbitration, and only then if such arbitration validates the removal of such Person as Manager.
(iv)    Effect of Removal. After the effective date of removal as Manager, any removed Manager shall cease to be the Manager, but shall continue to be a Member (if applicable) and maintain (i) all of the same economic rights it had prior to removal as Manager, (ii) the right to approve Major Decisions (if such Person is a Qualifying Member), and (iii) its other rights as described herein.
(c)    Except as otherwise provided above in this Section 5.07, any vacancy occurring for any reason in the position of Manager may be filled by the Qualifying Members (including the departing Manager) as a Major Decision.

ARTICLE SIX

TRANSFER OF MEMBERSHIP INTERESTS
6.01    Transfers.
(a)    Generally. Prior to the fifth (5th) anniversary of the date hereof, except for Permitted Transfers and except as otherwise provided herein (including, without limitation, pursuant to Section 6.06 (i.e., right of first offer), Section 6.07 (i.e., drag-along), Section 6.08 (i.e., tag-along), and Article Fourteen (i.e., buy/sell)), no Member may (i) assign, convey, sell, transfer, liquidate, encumber, or in any way alienate (collectively a “Transfer”), all or any part of its Units in the Company, or (ii) permit any Person to Transfer any direct or indirect interest in such Member, without in each case the prior written Consent of each Qualifying Member, whose Consent may not be unreasonably withheld. A Member’s Consent shall not be considered unreasonably withheld if a Member withholds its Consent for any of the following reasons (it being acknowledged and agreed that the following is not an exhaustive list): (A) the proposed transferee is a competitor of a Member, any AHI Managed Company or any NSAM Managed Company, is the owner of or manages one or more properties that compete with one or more of the Properties owned directly or indirectly by HoldCo; (B) the proposed transferee or any of its Affiliates is generally recognized as being of ill repute or is in any other manner a person with whom a prudent business person would not wish to associate in a commercial venture or a person that, in such Member’s reasonable determination, would be considered by regulators in the healthcare industry in any jurisdiction where HoldCo’s Properties are located to be an unsuitable business associate for such Member and its Affiliates, including as a result of the proposed transferee’s character, lack of competence, low quality of care or unacceptable track record of past and current compliance with state and federal requirements; (C) the proposed transferee does not have the ability to fulfill the transferring Member’s financial obligations hereunder; (D) the proposed transferee or any of its Affiliates had a prior unsatisfactory business relationship with such Member or any of its Affiliates; (E) the proposed Transfer would subject the Company, any Member or any of their Affiliates to additional regulatory requirements the compliance with which would subject the Company or such other Person to material expense or burden; (F) the proposed Transfer involves only a component portion of a Unit, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Unit; or (G) such Transfer would not comply with the USA PATRIOT Act or the proposed transferee or any of its Affiliates are included on any watch list issued by any governmental authority, including the Securities and Exchange Commission. Any attempted Transfer of all or any portion of a direct or indirect interest in the Company in breach of the foregoing shall be null and void and shall have no effect whatsoever.
(b)    Permitted Transfers. Notwithstanding the foregoing or any other provision herein to the contrary, the following Transfers of direct or indirect interests in the Company (“Permitted Transfers”) shall be permitted and not require the Consent of any Member or the Manager:

(i)    with respect to any direct or indirect interest in any Member held by a REIT: (A) a direct or indirect Transfer of the stock of such REIT or the interests in the NHI Partnership or the GAHR Partnership, (B) a stock split, or reverse stock split or the creation of new classes of stock in such REIT or new classes of partnership interests in the NHI Partnership or the GAHR Partnership, (C) the issuance or redemption of stock by such REIT or partnership interests by the NHI Partnership or the GAHR Partnership, as applicable, (D) any reorganization, merger, consolidation, recapitalization, listing or similar transaction with respect to such REIT or the NHI Partnership or the GAHR Partnership, as applicable (E) any other transaction that modifies, changes, or affects the ownership or control of such REIT or the NHI Partnership or the GAHR Partnership, as applicable, and (F) the direct or indirect sale of all or substantially all of the assets of such REIT or the NHI Partnership or the GAHR Partnership;
(ii)    with respect to any direct or indirect interest in any Member or any Units in the Company, a direct or indirect Transfer of any such interest or Units to a majority-owned and controlled subsidiary of Griffin-American Healthcare REIT III, Inc. (the parent company of GAHR) or NorthStar Healthcare Income, Inc. (the parent company of NHI);
(iii)    with respect to any direct or indirect interest in NHI or its Affiliates that own Units or any Units in the Company owned by NHI or its Affiliate, a direct or indirect Transfer of any such interest or Units to any other NSAM Managed Company that is a REIT or a subsidiary of a REIT; and
(iv)    with respect to any direct or indirect interest in GAHR or its Affiliates that own Units or any Units in the Company owned by GAHR or its Affiliate, a direct or indirect Transfer of any such interest or Units to any other AHI Managed Company that is a REIT or a subsidiary of a REIT.
(c)    Each Member hereby agrees that it shall not Transfer all or any of its Units in the Company, except as permitted by this Agreement. Any purported Transfer of a direct or indirect interest in the Company which is not in accordance with this Agreement shall be null and void ab initio. After the consummation of any Transfer of any Units, the Units so Transferred shall remain subject to the terms and provisions of this Agreement, any further Transfers must comply with all the terms and provisions of this Agreement and any Person admitted as a Permitted Transferee must execute a counter-signature page to and agree to be bound by this Agreement.
(d)    By execution of this Agreement (or any amendment or assignment), GAHR and each Permitted Transferee that receives a Permitted Transfer from or with respect to GAHR (directly or indirectly) agree that they shall act as one under the terms of this Agreement through GAHR only, and no Permitted Transferee may take a position, make a decision or act in any manner that is contrary to the position taken, decision made or action taken by GAHR hereunder.
(e)    By execution of this Agreement (or any amendment or assignment), NHI and each Permitted Transferee that receives a Permitted Transfer from or with respect to NHI (directly or indirectly) agree that they shall act as one under the terms of this Agreement through NHI only, and no Permitted Transferee may take a position, make a decision or act in any manner that is contrary to the position taken, decision made or action taken by NHI hereunder.

6.02    Additional Restrictions on Transfers.
(a)    In no event shall a Transfer of a direct or indirect interest in the Company be permitted under Sections 6.01(b)(ii) – (iv) if: (i) such Transfer would violate the Securities Act or any state securities or “Blue Sky” laws applicable to the Company or the Units to be Transferred, (ii) such Transfer would cause the Company to become subject to the registration requirements of the Investment Company Act, (iii) such Transfer would constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code, (iv) such Transfer could reasonably be expected to cause the Company to be treated as a “publicly traded partnership” within the meaning of Sections 7704 and/or 469 of the Code, (v) such Transfer would violate any other applicable law, or (vi) such Transfer would adversely affect the REIT status of any Qualifying Entity, including by causing the EIK to fail to qualify as an “eligible independent contractor” under Code Section 856(d)(9).
(b)    Any Person that acquires all or any Units in a Transfer permitted under this Article Six shall be obligated to assume any obligations of such Member under this Agreement. Each Member agrees that, notwithstanding the Transfer of all or any of its Units, as between such Member and the Company, such Member shall remain liable for all Capital Contributions required to be made by such Member (without taking into account the Transfer of all or any of such Units) prior to the time, if any, when the purchaser, assignee or transferee of such Units is admitted as a substituted Member.
6.03    Admission and Withdrawals.
(a)    Generally. Except as provided herein, no Member shall have the right to withdraw from the Company and no additional Member may be admitted to the Company.
(b)    Conditions of Admission. A Permitted Transferee or other transferee of Units pursuant to a Transfer made in accordance with this Agreement shall become a Member only if the following conditions have been satisfied:
(i)    the transferor, its legal representative or authorized agent must have executed a written instrument of transfer of such Units in form and substance reasonably satisfactory to the Manager;
(ii)    the transferee must have executed a written agreement, in form and substance reasonably satisfactory to the Manager to assume all of the duties and obligations of the transferor under this Agreement with respect to the transferred Units and to be bound by and subject to all of the terms and conditions of this Agreement;
(iii)    unless waived by all of the Qualifying Members, an opinion described in this subpart (iii) has been delivered to the Company. Such opinion shall be (i) obtained at the expense of the transferor, (ii) from counsel acceptable to the Manager, and (iii) to the effect that such Transfer (w) may be effected without registration of the Units under the Securities Act of 1933, as amended, (x) does not cause the violation of any state or federal securities law (including any investment suitability standards) applicable to the Company, (y) does not have any adverse tax result for the Company, the Manager or the Members, and (z) shall not cause the Company or any entity in which the Company invests to be subject to any additional regulatory requirements (including, without limitation, those imposed by ERISA, or the registration requirements of the Investment Company Act of 1940, as amended, or to lose the “safe harbor” exemption from such registration which relates to the number of investors);
(iv)    the transferee must have executed such other documents and instruments as the Manager may deem reasonably necessary to effect the admission of the transferee as a Member; and
(v)    the transferee or the transferor must have paid the expenses incurred by the Company in connection with the admission of the transferee to the Company.
A Person who acquires any Units but who is not admitted as a Member pursuant to this Article Six (such Person an “Unadmitted Assignee”) shall be entitled only to distributions pursuant to Articles Four and Eight with respect to such Units as if a Member and on the same basis as the Members. To the fullest extent permitted by the Act, in no case shall an Unadmitted Assignee (a) have a right to any information or accounting of the affairs of the Company, (b) be entitled to inspect the books or records of the Company, or (c) have any other rights of a member under the Act or a Member under this Agreement, including the right to vote such Unadmitted Assignee’s Units.
6.04    Enforcement. The restrictions on Transfer contained in this Agreement are an essential element in the ownership of Units, and each Member specifically acknowledges and agrees that money damages would not provide an adequate remedy for a breach of such restrictions. Upon application to any court of competent jurisdiction, the Company or a Member, as the case may be, is entitled to a decree against any Person violating or about to violate such restrictions, requiring their specific performance, including those requiring a Member to sell all or a portion of its Units to another Member, or prohibiting a Transfer of all or a portion of such Units.
6.05    Transfers During a Fiscal Year. In the event of a Transfer of a Member’s Units at any time other than the end of a Fiscal Year, the various items of Company income, gain, deduction, loss, credit and allowance as computed for federal income tax purposes shall be allocated between the transferor and the transferee in the ratio of the number of days in the Fiscal Year before and after the Transfer, unless the transferor and the transferee shall (i) have given the Company written notice, on or before the January 15 following the year in which such Transfer occurred, stating their agreement that such allocation shall be made on some other proper basis and (ii) agree to reimburse the Company for any incidental accounting fees and other expenses incurred by the Company in making such allocation.
6.06    Right of First Offer.

(a)    For purposes of this Section 6.06, (i) GAHR and its Affiliates that own Units shall be treated as one party and a reference to GAHR in this Section 6.06 shall mean GAHR and its Affiliates that own Units, and (ii) NHI and its Affiliates that own Units shall be treated as one party and a reference to NHI in this Section 6.06 shall mean NHI and its Affiliates that own Units. GAHR shall cause all of its Affiliates to act in accordance with this Section 6.06, and NHI shall cause all of its Affiliates (as applicable) to act in accordance with this Section 6.06.
(b)    At any time (i) prior to the fifth (5th) anniversary of the date hereof with regard to a Transfer of Units with respect to which a Member may not unreasonably withhold its Consent pursuant to Section 6.01(a), or (ii) after the fifth (5th) anniversary with regard to any Transfer of Units, if GAHR or NHI (the “Selling Member”) desires to Transfer (or cause its Affiliate to Transfer) all or any portion of its Units to a purchaser that is not an Affiliate of GAHR or NHI in a single, arm’s length transaction, or in a series of related arm’s length transactions through the sale of Units, or a merger, consolidation or other similar corporate reorganization of the Company (the “Proposed Sale” and the Units that are the subject of such Proposed Sale are the “Proposed Units”), the Selling Member shall notify the other Member (the “Offeree Member”) in writing of its intentions to sell (the “Initial Sale Notice”). The Initial Sale Notice shall contain general information on the proposed sale. The parties shall have sixty (60) days to discuss the proposed sale (such sixty (60) day period beginning upon receipt by the Offeree Member of the Initial Sale Notice defined as the “Proposed Sale Discussion Period”). If, after the Proposed Sale Discussion Period, the Selling Member still desires to proceed with the Proposed Sale, then Selling Member shall provide a formal written notice (the “Proposed Sale Notice”) to the Offeree Member within thirty (30) days after the end of the Proposed Sale Discussion Period. The Proposed Sale Notice shall specify the proposed sale price of the Proposed Units and the material terms and conditions of such Proposed Sale (the “Proposed Sale Terms”). If applicable, the Proposed Sale Notice may also constitute the Drag-Along Notice provided for in Section 6.07 or the Tag-Along Notice provided for by Section 6.08 if it includes all information required by such sections.
(c)    Within thirty (30) days after receipt of the Proposed Sale Notice (such period beginning upon Offeree Member’s receipt of the Proposed Sale Notice and ending on the thirtieth (30th) day thereafter being known as the “Proposed Sale Notice Period”), the Offeree Member may elect to purchase all of the Proposed Units from the Selling Member upon the same terms and conditions as those set forth in the Proposed Sale Notice by delivering a written notice (the “Purchase Notice”) of such election to the Selling Member. If the Offeree Member elects to purchase the Proposed Units, then the closing of such Transfer shall take place at such time and place as specified in the Purchase Notice, which date shall not be more than one hundred twenty (120) days after delivery of the Purchase Notice by the Offeree Member, subject to extension of up to an additional one hundred fifty (150) days if necessary in order to obtain any third party Consents required to consummate the Proposed Sale. At the closing, the Selling Member shall deliver such customary transfer documents as the Offeree Member may reasonably request to Transfer the Proposed Units to be sold by such Selling Member, against delivery of the applicable consideration.

(d)    If the Offeree Member does not timely elect to purchase the Selling Member’s Proposed Units or timely elects to purchase the Proposed Units but fails to close the purchase in the time frame described in Section 6.06(c), then the Selling Member may proceed with the Proposed Sale without the Consent of any Member or Manager, provided that (i) (A) if the Offeree Member did not timely elect to purchase the Selling Member’s Proposed Units, such Proposed Sale is consummated within one hundred twenty (120) days following the end of the Proposed Sale Notice Period, subject to extension of up to an additional one hundred fifty (150) days if necessary in order to obtain any third party Consents required to consummate the Proposed Sale, or (B) if the Offeree Member elects to purchase the Proposed Units but fails to close the purchase of the Proposed Units within the time frame described in Section 6.06(c), such Proposed Sale is consummated within one hundred twenty (120) days following the last possible date that the Offeree Member could have consummated the Proposed Sale in accordance with Section 6.06(c), subject to extension of up to an additional one hundred fifty (150) days if necessary in order to obtain any third party Consents required to consummate the Proposed Sale, and (ii) the actual sale terms are substantially consistent with the Proposed Sale Terms (it being acknowledged and agreed that the sale price of the Proposed Units must be equal to or greater than ninety-eight percent (98%) of the sale price of the Proposed Units as specified in the Proposed Sale Notice). If the Offeree Member does not timely elect to purchase the Selling Member’s Proposed Units, and the Proposed Sale is not consummated within the time frame and on the terms described above, the Offeree Member shall have the right to require that the Selling Member thereafter again comply with this Section 6.06, however if the Selling Member provides the Offeree Member a subsequent Proposed Sale Notice on the same or more favorable terms to the Offeree Member within one hundred eighty (180) days from the original Proposed Sale Notice, the Offeree Member must respond to the subsequent Proposed Sale Notice within ten (10) Business Days after receipt of the subsequent Proposed Sale Notice.
(e)    If any Member shall default in its obligations under this Section 6.06, then the other Member may seek specific performance of such Member’s obligations under this Section 6.06 or pursue any other remedies at law or in equity. In addition, to the extent any Member fails to take any required action in connection with this Section 6.06, each Member hereby grants the other Member power of attorney to take such action on such Member’s behalf. The power of attorney granted pursuant to this Section 6.06(e) is a special power of attorney coupled with an interest and is irrevocable.
6.07    Drag-Along Right. At any time (i) prior to the fifth (5th) anniversary of the date hereof with regard to a Transfer of Units with respect to which a Member may not unreasonably withhold its Consent pursuant to Section 6.01(a), or (ii) after the fifth (5th) anniversary with regard to any Transfer of Units, if GAHR receives a bona fide offer from an independent third party to Transfer all, but not less than all, of its Units to a purchaser which is not an Affiliate of GAHR in a single, arm’s length transaction, or in a series of related arm’s length transactions, through the sale of Units, or a merger, consolidation or other similar corporate reorganization of the Company (the “Drag-Along Sale”), then GAHR shall provide written notice to NHI and the other Members at least thirty (30) days prior to the date of such proposed Transfer (the “Drag-Along Notice”), which shall specify the identity of the prospective purchaser and the material terms and conditions of such proposed Transfer and the amount and type of consideration to be paid in respect thereof.

The Drag-Along Notice shall also constitute the Proposed Sale Notice pursuant to Section 6.06(b). If NHI does not provide a Purchase Notice to GAHR as provided in Section 6.06(c), then GAHR may at its option, require all of the other Members of the Company, including NHI, to Transfer all, but not less than all, of their respective Units to such purchaser on the same terms and conditions offered to GAHR; provided, however, that the gross proceeds of the Drag-Along Sale, less the aggregate reasonable and customary expenses of the Company incurred in connection therewith, shall be shared by the Members in the same manner as if all of the assets of the Company were sold for such sale price and the proceeds of such sale were distributed to the Members in accordance with Section 4.02 (and the same power of attorney contained in Section 6.06(e) shall apply with respect to any Drag-Along Sale).
(a)    The closing of the Drag-Along Sale shall take place at such time and place as GAHR shall specify in the Drag-Along Notice. At the closing of the Drag-Along Sale, each Member shall deliver such customary transfer documents as GAHR may reasonably request to Transfer the Units to be sold by such Member, against delivery of the applicable consideration.
(b)    By execution of this Agreement, each Member hereby agrees, subject to NHI’s rights pursuant to Section 6.06 to Consent to and to participate in a Drag-Along Sale in a timely manner. If any Member shall default in its obligation to sell its Units in a Drag-Along Sale, then GAHR may seek specific performance of such Member’s obligations under this Section 6.07 or pursue any other remedies at law or in equity. In addition, to the extent any Member fails to take any required action in connection with this Section 6.07, each Member hereby grants GAHR power of attorney to take such action on such Member’s behalf. The power of attorney granted pursuant to this Section 6.07(c) is a special power of attorney coupled with an interest and is irrevocable.
(c)    Notwithstanding anything to the contrary contained herein, as a condition and prior to the closing of a Drag-Along Sale, each Member and its respective Affiliates (unless waived by such Member) shall be released from any personal liability with respect to all Loans (including, without limitation, any liability associated with any guaranty or indemnity relating to a Loan).
6.08    Tag-Along Right.
(a)    At any time (i) prior to the fifth (5th) anniversary of the date hereof with regard to a Transfer of Units with respect to which a Member may not unreasonably withhold its Consent pursuant to Section 6.01(a), or (ii) after the fifth (5th) anniversary with regard to any Transfer of Units, if GAHR receives a bona fide offer from an independent third party to Transfer at least ten percent (10%) of its Units to a purchaser which is not an Affiliate of GAHR in a single, arm’s length transaction, or in a series of related arm’s length transactions, through the sale of Units, or a merger, consolidation or other similar corporate reorganization of the Company (the “Tag-Along Sale”), then GAHR shall provide written notice to NHI and the other Members at least thirty (30) days prior to the date of such proposed Transfer (the “Tag-Along Notice”), which shall specify the identity of the prospective purchaser (the “Tag-Along Purchaser”) and the material terms and conditions of such proposed Transfer and the amount and type of consideration to be paid in respect thereof. The Tag-Along Notice shall also constitute the Proposed Sale Notice pursuant to Section

6.06(b). If NHI does not provide a Purchase Notice to GAHR as provided in Section 6.06(c), and GAHR does not exercise its drag-along right contained in Section 6.07 hereof, if applicable, then GAHR shall comply with the requirements of this Section 6.08.
(b)    Within thirty (30) days after delivery of an effective Tag-Along Notice, NHI shall give written notice to GAHR that (i) NHI elects to transfer its Units (which shall be no greater than the percentage of its Units that the Tag-Along Notice states GAHR desires to Transfer (the “Tag-Along Percentage”)) to the Tag-Along Purchaser on the same terms and conditions set forth in the Tag-Along Notice (the “Tag-Along Option”) or (ii) NHI elects not to transfer its Units (or the Tag-Along Percentage thereof) to the Tag-Along Purchaser (the “Non-Transfer Option”). NHI shall be conclusively deemed to have elected the Non-Transfer Option if it fails to give written notice of its election of either of the above-described options within such thirty (30) day period.
(c)    If NHI elects or is deemed to have elected the Non-Transfer Option, GAHR shall be permitted to make the Tag-Along Sale, so long as (i) such Tag-Along Sale is consummated within one hundred twenty (120) days of the Tag-Along Notice, subject to extension of up to an additional one hundred fifty (150) days if necessary in order to obtain any third party Consents required to consummate the Tag-Along Sale and (ii) the actual sales price does not exceed one hundred two percent (102%) of the sales price specified in the Tag-Along Notice.
(d)    If NHI elects the Tag-Along Option, GAHR shall not make the Tag-Along Sale to the Tag-Along Purchaser unless such Tag-Along Purchaser acquires, simultaneously with its acquisition of GAHR’s Units (or the Tag-Along Percentage thereof), the Units (or the Tag-Along Percentages thereof) of NHI at a purchase price per Unit equal to the purchase price per Unit paid for GAHR’s Units. Notwithstanding the foregoing, the aggregate reasonable and customary expenses of the Members incurred in connection with the transfer of their Units or portions thereof (including, without limitation, any reasonable attorneys’ fees and expenses and any brokerage fees) shall be paid (or reimbursed) out of the aggregate purchase price paid to the Members.
(e)    If NHI exercises the Tag-Along Option, NHI shall take all actions necessary to cause its Units (or the Tag-Along Percentage thereof) to be transferred to the Tag-Along Purchaser as set forth in Section 6.08(e), such actions to include, without limitation, executing a contract of sale if requested to do so by the Tag-Along Purchaser (which contract shall be no more onerous to NHI than the contract of sale executed by GAHR) and complying with the terms thereof. If NHI elects or is deemed to have elected the Non-Transfer Option, and the Tag-Along Sale does not occur on the terms set forth in Section 6.08(c), NHI shall have the right to require that GAHR thereafter again comply with this Section 6.08, however if GAHR provides NHI a subsequent Tag-Along Notice on the same or more favorable terms to NHI within one hundred eighty (180) days from the original Tag-Along Notice, NHI must respond to the subsequent Tag-Along Notice within ten (10) Business Days after receipt of the subsequent Tag-Along Notice.

6.09    Initial Public Offering. If the Members approve an IPO by Trilogy REIT as a Major Decision, then the Members shall take all reasonable actions in connection therewith (including any restructuring transactions to effect such IPO as determined to be necessary by the Members); provided, however, that no Member shall be required to expend any funds or take any actions that would impair REIT status of such Member or its parent or Trilogy REIT. The Company shall be liquidated and dissolved upon the IPO and the Members shall be subject to customary lock-up restrictions with respect to the equity interests in Trilogy REIT they receive in connection with such IPO. Upon an IPO, any governance or transfer restrictions described above governing Trilogy REIT shall terminate.
ARTICLE SEVEN

INVESTMENT REPRESENTATIONS
Each Member hereby represents and warrants to, and agrees with, the other Member and the Company as follows:
7.01    Investment Intent. Such Member is acquiring the Units for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of such Units.
7.02    Business Experience. By reason of such Member’s business or financial experience, or by reason of the business or financial experience of its general partner, managing member, or financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, such Member is capable of evaluating the risks and merits of an investment in the Units and of protecting such Member’s own interests in connection with this investment.
7.03    No Registration of Units. Such Member acknowledges that the Units have not been registered under the Securities Act or under any applicable “Blue Sky” laws in reliance, in part, upon its representations, warranties, and agreements herein.
7.04    Restricted Securities. Such Member understands that the Units are “restricted securities” under the Securities Act in that such Units are being acquired from the Company in a transaction not involving a public offering, and that the Units may be resold without a registration under the Securities Act only in certain limited circumstances and that otherwise the Units must be held indefinitely.
7.05    No Obligations to Register. Such Member represents, warrants and agrees that the Company is under no obligation to register or qualify the Units under the Securities Act or under any state securities law, or to assist it in complying with any exemption from registration and qualification.
7.06    No Disposition in Violation of Law. Without limiting the representations set forth above, and without limiting anything contained elsewhere in this Agreement (including Article Six concerning Transfers of Units), no Member shall make any disposition of all or any part of such Member’s Units that would result in a violation by the Company of the Securities Act or any other applicable securities laws. Without limiting the foregoing, such Member agrees not to make any Transfer of all or any part of its Units unless and until such Member has notified the Company of the proposed Transfer and, if requested by the Manager, furnish, a written opinion of counsel, reasonably satisfactory to the Manager, that such disposition would not require registration of any Securities under the Securities Act or the Consent of or a permit from appropriate authorities under any applicable state securities laws.
7.07    Investment Risk. Such Member acknowledges that the Units are speculative investments which involve a substantial degree of risk of loss of its entire investment in the Company, and it understands and takes full cognizance of the risks related to the purchase of such Units.
7.08    Restrictions on Transferability. Such Member acknowledges that there are substantial restrictions on the transferability of the Units pursuant to this Agreement, that there is no public market for such Units and that none is expected to develop, and that, accordingly, it may not be possible for such Member to liquidate its investment in the Company.
7.09    Information Reviewed. Such Member has received and reviewed this Agreement and the other information provided by the Company such Member considers necessary or appropriate for deciding whether to invest in the Company.
7.10    No Advertising. Such Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of Units.
7.11    “Accredited Investor” Qualification. Such Member is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Each Member shall provide to the Company, upon request by the Manager, additional certifications or other evidence, in form and substance acceptable to the Manager, in respect of the foregoing.

ARTICLE EIGHT

DISSOLUTION AND LIQUIDATION OF THE COMPANY
8.01    Dissolution.
(a)    The Company shall be dissolved and wound up upon the first to occur of any of the following events:
(i)    the sale of all or substantially all of the Company’s assets;
(ii)    the Consent of all Members; or
(iii)    any other event that applicable law specifies must operate as an event causing the dissolution of a limited liability company, notwithstanding any provision to the contrary in this Agreement.
The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it is wound up and its assets have been distributed as provided in Section 8.02. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.
(b)    Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contributions thereto, such Member’s Capital Account and such Member’s share of profits and losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in such Member’s Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.
8.02    Liquidation.
(a)    Upon dissolution of the Company, the Manager or a liquidating trustee or person selected by the Manager (the “Liquidating Trustee”), shall wind up the affairs of the Company and proceed within a reasonable period of time to sell or otherwise liquidate the assets of the Company and, after paying or making due provision by the setting up of reserves for all liabilities to creditors of the Company in accordance with applicable law, to distribute the assets among the Members in accordance with the provisions for the making of distributions set forth in this Article Eight and Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2). Notwithstanding the foregoing, in the event that the Manager or the Liquidating Trustee, as the case may be, shall, in its absolute discretion, determine that a sale or other disposition of part or all of the assets of the Company would cause undue loss to the Members or otherwise be impractical, the Manager or the Liquidating Trustee may either defer liquidation of, and withhold from distribution for a reasonable time, the assets or distribute part or all of the assets to the Members in kind based on the fair market value of such assets.
(b)    No Member shall be liable for the return of the Capital Contributions of other Members, except as expressly provided for herein.
(c)    Upon liquidation, all of the assets of the Company, or the proceeds therefrom, shall be distributed or used as follows and in the following order of priority:
(i)    for the payment of Indebtedness of the Company including any expenses of liquidation and any outstanding Member loans (including, without limitation, Shortfall Loans) and accrued and unpaid interest thereon;
(ii)    to the setting up of any reserves which the Manager or the Liquidating Trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company in accordance with applicable law; and
(iii)    to the Members in accordance with Section 4.02 of this Agreement; provided, however, that if for any reason the amounts otherwise distributable to the Members pursuant to this Section 8.02(c)(iii) differ from the Capital Account balances of the Members immediately prior to the making of such liquidating distributions (and after taking into account all Capital Account adjustments for the Company’s taxable year in which liquidation occurs), then allocations of items of income, gain, loss and deduction (for the current tax year and prior tax years) shall be made to eliminate all such differences to the extent permitted by the Code and the applicable Regulations.
(d)    When the Manager or the Liquidating Trustee, as the case may be, has complied with the foregoing liquidation plan, the Members shall execute, acknowledge and cause to be filed an instrument evidencing the cancellation of the Company’s Certificate, if required by the Act.
ARTICLE NINE

AMENDMENTS
9.01    Amendments.
(a)    Except as provided in Section 9.01(b), this Agreement is subject to amendment only with the Consent of each of the Members.
(b)    Notwithstanding the provisions of Section 9.01(a), this Agreement may be amended from time to time by the Manager without the Consent of the Members as follows: (i) to the extent provided by Section 3.01(d); (ii) to correct a typographical error; and (iii) to delete from or add to any provision required to be so deleted or added by a state securities commission, which addition or deletion is deemed by such commission to be for the benefit or protection of the Members.

(c)    The Manager shall send the Members a copy of any amendment adopted pursuant to this Section 9.01(b).
(d)    Upon the adoption of any amendment to this Agreement in accordance with Section 9.01(b), the amendment shall be executed by the Manager on behalf of the Members.
ARTICLE TEN

FINANCIAL, REPORTING AND TAX MATTERS
10.01    Records and Accounting. Proper and complete records and books of account of the business of the Company shall be maintained at the Company’s principal place of business. The books and records of the Company and its Subsidiaries shall be open to the reasonable inspection and examination of the Members or their duly authorized Representatives during reasonable business hours. The Members and their duly authorized Representatives may discuss the affairs, finances and accounts of the Company with the Manager and the accountants of the Company during reasonable business hours. The books and records of the Company shall be kept in accordance with GAAP. The Manager shall cause the documents and information listed on Exhibit F to be prepared and delivered to the Members. The Manager shall use commercially reasonable efforts to deliver such documents and information in a form that enables REIT Parents and their respective Affiliates to comply with REIT Parents’ and their respective Affiliates’ reporting and certification requirements under applicable laws and regulations, and to implement a system to enable REIT Parents and their respective Affiliates to do control testing pursuant to the certification requirements of the Sarbanes-Oxley Act of 2002 (as amended, supplemented, restated or replaced from time to time, “SOX”) or any similar or related requirements that may from time to time be applicable to the REIT Parents. Manager shall reasonably cooperate with REIT Parents and their respective Affiliates in complying with their respective obligations pursuant to SOX, other applicable legal requirements and any matters related to REIT testing and compliance, if applicable, including assisting REIT Parents and their respective Affiliates and their respective internal and external independent auditors in completing procedures to comply with their obligations under SOX and other applicable legal requirements in a timely manner, including causing officers of the Company to execute and deliver to REIT Parents and their respective Affiliates such certifications with respect to the financial reports required by this Agreement as REIT Parents or their respective Affiliates may reasonably request. To facilitate the foregoing, Manager shall maintain SOX-compliant internal controls over financial reporting for the Company to the extent required to accomplish the purposes set forth above.
10.02    Annual Reports. Within ninety (90) days after the end of each Fiscal Year, the Manager shall cause to be delivered to the Members a balance sheet as of the end of such Fiscal Year and statements of income, Members’ equity and cash flows for such Fiscal Year, which, except as otherwise provided in this Agreement, shall be prepared in accordance with GAAP, and a statement, in reasonable detail, showing the Capital Account of each Member and detailing the Capital Contributions of, distributions to, and gains and losses allocated to, each Member for such Fiscal Year.

10.03    Management Agreement. Within fifteen (15) days’ written request of NHI, the Manager shall deliver or cause to be delivered to NHI copies of any notices or reports delivered by an EIK to OpCo pursuant to section 6.2 of the Management Agreement or such other sections of the Management Agreement as NHI may reasonably request from time to time.
10.04    Tax Information. The Manager shall cause to be prepared all federal, state, local and foreign tax returns of the Company for each year for which such returns are required to be filed and shall use commercially reasonable efforts to cause such returns to be timely filed. The Members agree that they shall not, except as otherwise required by law or with the prior Consent of the Manager, (i) treat, on their own income tax returns, any item of income, gain, loss, deduction or credit relating to their interest in the Company in a manner inconsistent with the treatment of such items by the Company as reflected on the Schedule K‑1, or equivalent form, or (ii) file any claim for a refund relating to any such item based on, or which would result in, such inconsistent treatment. The Manager shall cause a draft copy of the Schedule K-1 for each Member to be delivered to such Member by May 31 of each year and the final Schedule K-1 for each Member to be delivered to such Member by July 15 of each year. With respect to each tax return of the Company, the Manager shall cause a draft copy of such tax return to be provided to the Members concurrent with the delivery of the final Schedule K-1. The Manager shall make itself available during reasonable business hours to discuss each such tax return with the Members prior to filing.
10.05    Tax Matters Member. GAHR is hereby designated as the tax matters partner within the meaning of Section 6231(a)(7) of the Code (“Tax Matters Member”). In such capacity, GAHR shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a tax matters partner to the extent provided in the Code and the Treasury Regulations. If any state or local tax law provides for a tax matters partner or Person having similar rights, powers, authority or obligations, GAHR shall also serve in such capacity. In all other cases, GAHR shall represent the Company in all tax matters to the extent allowed by law and to the maximum extent not prohibited by law. Out-of-pocket expenses reasonably incurred by GAHR as the Tax Matters Member or in a similar capacity as set forth in this Section 10.04 shall be reimbursed by the Company. Such expenses shall include, without limitation, reasonable fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs. Any decisions made by the Tax Matters Member shall be made in the Tax Matters Member’s reasonable discretion. GAHR shall inform the Members of any decision or action GAHR takes as the Tax Matters Member.
10.06    Capital Accounts, Allocations and Elections. Each Member shall have a capital account (a “Capital Account”) which shall be established and maintained in accordance with Exhibit B. Allocations of Net Profits and Net Losses shall be made in accordance with Exhibit B, and tax elections shall be made by the Company as set forth in Exhibit B.
10.07    Tax Advances. To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member (the latter a “Tax Advance”), the Manager may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Member, plus interest thereon at a rate equal to the Base Rate, as of the date of such Tax Advances, shall, either (at the option of the Manager), (i) be promptly paid to the Company by the Member on whose behalf such Tax Advances were made (such payment not to constitute a

Capital Contribution) or (ii) be repaid by reducing the amount of the current or next succeeding Distribution or Distributions which would otherwise have been made to such Member or, if such Distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever the Manager selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement such Member shall be treated as having received all Distributions (whether before or upon liquidation) unreduced by the amount of such Tax Advance and interest thereon. Each Member hereby agrees to reimburse the Company and the Manager for any liability with respect to Tax Advances required on behalf of or with respect to such Member.
ARTICLE ELEVEN

CONFIDENTIALITY
11.01    Disclosure of Confidential Information. Except as otherwise expressly permitted by this Article Eleven, each Member shall keep confidential and not disclose the Confidential Information for the longer of the term of this Agreement or three (3) years after a Member receives, obtains or learns of such Confidential Information. Without limiting the foregoing, each Member will use no less than the same degree of care, and no less than a reasonable degree of care, to protect the Confidential Information as such Member uses to protect its own Trade Secrets and confidential information.
11.02    Certain Exceptions. The prohibitions in Section 11.01 will not apply only to the extent that: (a) the disclosing Person (i) demonstrates that the same Confidential Information was in its possession before disclosure to it and (ii) the disclosing Person provided the Company and each Member with written notice of prior possession; (b) the disclosing Person demonstrates (i) that the same information is currently publicly available or has become publicly available and (ii) that such public availability does not result from (A) the misappropriation or improper disclosure of such Confidential Information by the disclosing Person or (B) the obtaining of such Confidential Information by improper means of the disclosing Person; (c) the disclosing Person demonstrates that the same information was developed independently by the disclosing Person without the use of the Confidential Information; (d) the disclosure of the Confidential Information is required or deemed advisable by counsel in order to comply with applicable laws, rules, regulatory requirements or other governmental requirements (e.g., securities law requirements), or the requirements of any securities exchange, that are binding upon such Member or its Affiliates; (e) it is reasonably necessary for a Member or the Company to make the disclosure to enforce this Agreement; or (f) disclosure is made by a Member or the Company in connection with the sale, transfer or other disposition, in whole or in part, of Units or the financing, sale, transfer or other disposition of the assets of the Company in accordance with this Agreement (but then only if disclosure is subject to a non-disclosure agreement then customary in such transactions). In the absence of an order or relief, the disclosing Person must use reasonable efforts to have the disclosed information treated confidentially, consistent with this Article Eleven.
11.03    Permitted Disclosure to Representatives. Notwithstanding the prohibitions of this Article Eleven, each Member and the Company may disclose Confidential Information to its Representatives directly involved with the Company.
11.04    Disclosure to Non-Representatives. Except as otherwise provided by this Article Eleven, any disclosure of any Confidential Information may be made to a non-Representative only if the receiving Person executes and delivers a confidentiality agreement in form and substance approved by the Manager in good faith or by legal counsel to the Company.
11.05    Remedies. Each Member recognizes that the activities proscribed by this Article will result in irreparable damage and harm to the Company and the Members and that the Company and Members and their Affiliates may be without an adequate remedy at law in the event of any such activities. Each Member agrees that if this Article is breached or is threatened to be breached, the Company, each Member, and each of their Affiliates may: (a) obtain specific performance; (b) enjoin any Person that has breached or threatens to breach from engaging in any activity proscribed by this Article; and (c) pursue any one or more of the foregoing or any other remedy available to it under applicable law, including damages and set-off rights. A Person seeking or obtaining any such relief will not be deemed to be precluded from obtaining any other relief to which that Person may be entitled.
ARTICLE TWELVE

MISCELLANEOUS
12.01    Notices.
(a)    Any notice to a Member shall be delivered or sent to the address of such Member set forth next to such Member’s name on Appendix A or such other mailing address of which such Member shall advise the Manager in writing. Any notice to the Company or the Manager shall be delivered or sent to the principal office of the Company or such other mailing address of which the Manager shall advise the Members in writing.
(b)    Any notice hereunder shall be in writing and shall be deemed effectively given and received (i) upon personal delivery, when sent by electronic mail or similar electronic means or the next Business Day if sent after business hours or on a non-Business Day (in each case in place of receipt), (ii) five (5) Business Days after mailing by registered or certified mail, return receipt requested, postage prepaid, addressed as described in Section 12.01(a) or (iii) twenty‑four (24) hours after sending by overnight courier, addressed as described in Section 12.01(a) or the next Business Day if the end of such twenty-four (24) hour period does not fall within business hours on a Business Day in place of receipt; provided, however, that any notice sent by electronic mail or similar electronic means shall be promptly followed by a copy of such notice sent by mail or overnight courier in the manner described herein.

12.02    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.
12.03    Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement (excluding any attempt to resolve a disagreement regarding a Major Decision, which shall be handled through mediation in accordance with Section 5.02 hereof) or any breach or alleged breach hereof shall, upon the request of any party involved, be submitted to, and settled by, expedited arbitration proceedings in the City of Wilmington, State of Delaware, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any time or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and counsel’s fees, except that in the discretion of the arbitrator, any award may include the cost of a party’s counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic. The arbitrator shall decide such dispute in accordance with the laws of the State of Delaware, without regard to conflict of law provisions thereof. Notwithstanding any provision of the Agreement to the contrary, this Section 12.03 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 12.03, including any rules of the American Arbitration Association, shall be invalid or unenforceable under the Delaware Arbitration Act, or other applicable law, such invalidity shall not invalidate all of this Section 12.03. In that case, this Section 12.03 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 12.03 shall be construed to omit such invalid or unenforceable provision.
12.04    Entire Agreement. This Agreement (including any Annexes, Exhibits, or Appendix hereto) and any other written agreements constitute (for the respective Members that are parties thereto or bound thereby) the entire agreement among the Members with respect to the subject matter hereof and thereof and supersede any prior agreement or understanding among them with respect to such subject matters.
12.05    Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural.
12.06    Binding Provisions. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.
12.07    No Waiver. The failure of any Member to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

12.08    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement may be executed by electronic mail or other electronic transmission.
12.09    Costs. Except as expressly provided herein, each party will solely be responsible for and bear all of its respective expenses, including expenses of legal counsel, investment bankers, consultants, accountants and other advisors, incurred at any time in connection with the transactions contemplated in this Agreement.
12.10    No Third Party Rights. Except as set forth in Section 5.04(b), this Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.
12.11    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby, and the intent of this Agreement shall be enforced to the greatest extent permitted by law.
ARTICLE THIRTEEN

FORCED SALE PROVISION
13.01    Forced Sale Triggers. At any time following (i) the tenth (10th) anniversary of the date hereof, or (ii) the seventh (7th) anniversary of the date hereof if GAHR is no longer an AHI Managed Company, either NHI or GAHR (the “Triggering Member”) shall have the right to cause the Company to sell all of its assets (the “Assets” which shall mean either (a) the Company’s entire ownership interest in Trilogy REIT, or (b) all of the direct and indirect assets owned through Trilogy REIT) in accordance with this Article Thirteen (a “Forced Sale”) by delivering written notice (a “Forced Sale Notice”) to the other Member (the “Non-Triggering Member”) indicating the Triggering Member’s election to exercise a Forced Sale. The Forced Sale Notice shall specify (A) the proposed selling price (the “Forced Sale Price”) for the Assets, and (B) any other material terms of the proposed sale (collectively, with the Forced Sale Price, the “Forced Sale Terms”). Notwithstanding the foregoing, GAHR may only trigger a Forced Sale after the tenth (10th) anniversary of the date hereof (i.e., GAHR may not trigger a Forced Sale due to the occurrence of the event described in subpart (ii) above in this Section 13.01).
13.02    Forced Sale Election. The Non-Triggering Member shall have the right to elect to purchase the Assets on substantially the same terms as contained in the Forced Sale Notice (including, without limitation, the same Forced Sale Price), such right to be exercised by delivery of written notice thereof to the Triggering Member (the “Forced Sale Purchase Notice”) within sixty (60) days following the Non-Triggering Member’s receipt of the Forced Sale Notice (such sixty (60) day period defined as the “Forced Sale Purchase Notice Period”). If the Non-Triggering Member fails to timely deliver a Forced Sale Purchase Notice to the Triggering Member, then the Non-Triggering Member shall conclusively be deemed to have elected to not purchase the Assets. If the Non-Triggering Member timely exercises its right to purchase the Assets on the Forced Sale

Terms, then the Non-Triggering Member and the Triggering Member shall promptly enter into (or cause the appropriate parties to enter into) a legally-binding purchase and sale agreement and proceed with the purchase and sale of the Assets substantially in accordance with the Forced Sale Terms, all of the foregoing to be consummated by the Non-Triggering Member and the Triggering Member acting in good faith and in a commercially reasonable manner. The closing of the purchase of the Assets shall be held no later than one hundred twenty (120) days after the date the Non-Triggering Member delivers the Forced Sale Purchase Notice to the Triggering Member, subject to extension of up to an additional one hundred fifty (150) days if necessary in order to obtain any third party Consents required to consummate the Forced Sale.
13.03    Marketing of the Company. If the Non-Triggering Member affirmatively elects to not purchase the Assets (or is deemed to have elected to not purchase the Assets), then the Triggering Member may cause the Company to cause a sale of the Assets. The Assets shall be professionally marketed with appropriate financial advisors and brokers; provided, however, that (i) the Assets may only be sold to a bona fide third party purchaser, unaffiliated with the Triggering Member and (ii) as a condition to closing any such sale, the Non-Triggering Member and its Affiliates (unless waived by such Member) must be released on or prior to the closing date from any and all personal or recourse liability with respect to all Loans (including, without limitation, any liability associated with any guaranty or indemnity relating to a Loan). The Non-Triggering Member shall cooperate with the Triggering Member, act in good faith and act in a commercially reasonable manner in the marketing and sale of the Assets, and shall make all such representations, warranties and covenants as may be reasonable and customary for comparable sales of assets and shall execute on behalf of the Company and the Member any and all agreements, instruments, certificates or other documents necessary or appropriate to effectuate the Forced Sale of the Assets in accordance with this Article Thirteen.
13.04    Closing. If the Assets have not been sold within (A) in the event the Non-Triggering Member affirmatively elects to not purchase the Assets (or is deemed to have elected to not purchase the Assets), two hundred ten (210) days following the end of the Forced Sale Purchase Notice Period, subject to extension of up to an additional one hundred fifty (150) days if necessary in order to obtain any third party Consents required to consummate the Forced Sale, or (B) in the event the Non-Triggering Member elects to purchase the Assets but fails to close the purchase of the Assets within the time frame described in Section 13.02, two hundred ten (210) days following the last possible date that the Non-Triggering Member could have consummated the Forced Sale in accordance with Section 13.02, subject to extension of up to an additional one hundred fifty (150) days if necessary in order to obtain any third party Consents required to consummate the Forced Sale, then the Triggering Member’s right to cause the Company to cause a sale of the Assets based on the Forced Sale Terms set forth in such Forced Sale Notice shall terminate, and the Triggering Member may not thereafter unilaterally cause a sale of the Assets without again initiating the forced sales procedures contained in this Article Thirteen.
ARTICLE FOURTEEN

BUY/SELL PROVISIONS

14.01    Exercise of Buy/Sell Rights. At any time after the date on which NHI is not a NSAM Managed Company, if a Deadlock exists, then GAHR (the “Initiating Member”) may initiate the buy/sell procedure pursuant to this Article Fourteen by giving written notice (the “Value Notice”) to NHI (the “Electing Member” which shall include NHI, its Affiliates, and its successors and assigns) stating an amount not less than the aggregate of all indebtedness owing by the Company (the “Stated Amount”) to be used in the calculations under Section 14.02 below. The Value Notice shall set forth a calculation, in reasonable detail, of the application of the Stated Amount to pay all Company obligations (including Member loans payable by the Company), and of all distributions to be made, resulting in specified purchase prices for each Member’s Units pursuant to Section 14.02 below. The Electing Member shall have thirty (30) days from its receipt of the Value Notice to notify the Initiating Member in writing (the “Election Notice”) whether the Electing Member shall sell its Units in the Company to the Initiating Member or purchase the Initiating Member’s Units in the Company. If the Electing Member shall fail to give a timely Election Notice, the Electing Member shall be deemed to have elected to sell its Units in the Company to the Initiating Member.
(a)    Treatment of Members and Affiliates.
(b)    For purposes of this Article Fourteen, (i) GAHR and its Affiliates that own Units shall be treated as one party and a reference to GAHR in this Article Fourteen shall mean GAHR and its Affiliates that own Units, and (ii) NHI and its Affiliates that own Units, and their successors and assigns, shall be treated as one party and a reference to NHI in this Article Fourteen shall mean NHI and its Affiliates that own Units, and their successors and assigns. For the avoidance of all doubt, (A) if GAHR becomes the Seller (as defined below), then GAHR and its Affiliates that own Units shall be required to sell all of their Units in accordance with this Article Fourteen, and NHI and its Affiliates (and their successors and assigns), as the Buyer (as defined below), shall be required to purchase all of the Units owned by GAHR and its Affiliates in accordance with this Article Fourteen, and (B) if NHI becomes the Seller, then NHI and its Affiliates that own Units (and their successors and assigns) shall be required to sell all of their Units in accordance with this Article Fourteen, and GAHR and its Affiliates, as the Buyer, shall be required to purchase all of the Units owned by NHI and its Affiliates (and their successors and assigns) in accordance with this Article Fourteen. In furtherance of the foregoing, GAHR shall cause all of its Affiliates to act in accordance with this Article Fourteen, and NHI shall cause all of its Affiliates to act in accordance with this Article Fourteen.
14.02    Terms of Buy/Sell.
(a)    Purchase Price. The purchase price (“Buy/Sell Purchase Price”) for any Member’s Units in the Company acquired pursuant to this Article Fourteen shall be that amount which would be distributed to such Member pursuant to Section 4.02 hereof (after giving effect to all applicable provisions of this Agreement, but after liquidating all reserves then existing and without establishing any additional reserves) if (i) all of the assets then held by the Company were sold for cash on the Buy/Sell Closing Date (as defined in Section 14.04) for a gross sales price equal to the Stated Amount, (ii) the Company’s liabilities (including Member loans) were paid in full, and (iii) the balance of the sales proceeds were distributed to the Members pursuant to Section 4.02.

(b)    Deposit. Upon determination of which Member is to be the Buyer, the Buyer shall, within thirty (30) days, pay to such escrow agent as shall be reasonably acceptable to the Seller, or if the Seller fails to designate an escrow agent, then to the Seller’s attorney, in escrow, a deposit in good funds in an amount equal to five percent (5%) of the Buy/Sell Purchase Price, which deposit shall be applied against the purchase price at the closing. The Member that finally becomes obligated to sell its Units is sometimes herein referred to as the “Seller”, and the Member that finally becomes obligated (for itself or a nominee) to purchase the other Member’s Units is sometimes hereinafter referred to as the “Buyer”.
(c)    Terms of Closing. The closing of a purchase of an Interest pursuant to this Article Fourteen shall be held on the Buy/Sell Closing Date, subject to the terms and conditions specified in Section 14.04 hereof.
(d)    Assignment of Purchase Rights. The Buyer shall have the right to assign its right to acquire the Seller’s Units, in whole or in part, under this Article Fourteen to any other Person; provided, however, that the Buyer may not assign any of its obligations under this Article Fourteen and shall continue to be fully-obligated to satisfy (or cause its assignee to satisfy) all of its obligations hereunder.
14.03    Termination of Obligations. As of the effective date of any transfer of Units pursuant to this Article Fourteen, the transferee shall assume all obligations of the Seller with respect to the Units so transferred. Upon such transfer, the Seller’s rights and obligations under this Agreement shall terminate with respect to such transferred Units, except as to indemnity rights of such Member under this Agreement.
14.04    Escrow and Closing of Buy/Sell.
(a)    Closing Time and Location. Unless the Seller and the Buyer agree otherwise, the closing (the “Buy/Sell Closing”) of any transfer of Units between the Members pursuant to Article Fourteen shall take place at 9:00 a.m. at the Company’s principal place of business on the first business day (the “Buy/Sell Closing Date”) which is no more than one hundred twenty (120) days after the giving of the Election Notice, subject to extension of up to an additional one hundred fifty (150) days if necessary in order to obtain any third party Consents required to consummate the transactions contemplated by this Article Fourteen.
(b)    Required Documents. Prior to or at the closing, the Seller shall supply to the Buyer all documents customarily required (or reasonably required by the Buyer) to make a good and sufficient conveyance of the Seller’s Units to the Buyer, which documents shall be in form and substance reasonably satisfactory to the Buyer.
(c)    Payment. At the Buy/Sell Closing, the Buyer shall pay the Buy/Sell Purchase Price by wire transfer of immediately available funds.
(d)    Conditions Precedent to Closing. It shall be an express condition precedent to the Buy/Sell Closing and to the obligation of the Buyer to pay the Buy/Sell Purchase Price and to assume the Seller’s obligations hereunder that the Units being transferred are free and clear of all liens, encumbrances, restrictions or claims of any kind. This condition is for the sole benefit of the Buyer and may be waived by the Buyer in whole or in part in its sole discretion. If the Buyer waives this condition, the Buyer may reduce the purchase price by the amount of any lien or other encumbrance which encumbers the Seller’s Units.
(e)    Closing Costs. Each party shall pay its own attorneys’ fees and expenses incurred in connection with the Buy/Sell Closing.
14.05    Default.
(a)    Events of Default. The failure of a Member to perform any of the obligations set forth in this Article Fourteen with respect to a transfer of its Units or purchase of the other Member’s Units shall constitute an event of default (“Event of Default”) on the part of the Member with respect to whom such failure occurs.
(b)    Remedies. Upon the occurrence of an Event of Default, the non‑defaulting Member may exercise, in addition to all other rights and remedies provided in this Agreement or available at law or in equity, any one or more of the remedies provided for in Section 14.05(c) below.
(c)    Remedies for Failure to Transfer Units.
(i)    Seller’s Failure. (ii)    In the event that the Seller fails to make conveyance of its Units pursuant to its obligations herein, then the Buyer shall have the option:
(A)    to demand and receive specific performance of the Seller’s obligations to convey its Units as provided for herein;

(B)    to recover damages on account of the Seller’s failure to make conveyance (which rights shall be in addition to the right granted under subparagraph (A) above, if the Member so elects);

(C)    to terminate the obligations of the parties to proceed with the sale of the Units, whereupon the position of the parties shall revert to the status quo ante as if no notice to purchase from either party to the other had been given under the provisions of this Agreement; or
(D)    to effect the transfer of all of the Seller’s Units in the Company by executing, acknowledging and delivering all documents which are necessary to effect such transfer for, on behalf of, or in the stead of the Seller, and such execution, acknowledgment and delivery by the Buyer shall be for all purposes as effective against and binding upon such Seller as if the execution, acknowledgment and delivery had been by such Seller. Each Member does hereby irrevocably constitute and appoint Manager as the true and lawful attorney-in-fact of such Member and his or her successors and assigns, in the name, place and stead of such Member or his or her successors or assigns, as the case may be, to execute, acknowledge and deliver such transfers and other documents contemplated in this Section 14.05(c)(i)(D). It is expressly understood, intended and agreed by such Member for such Member and his or her successors and assigns, that the grant of the Power of Attorney to Manager, pursuant to this Agreement is coupled with an interest, is irrevocable and shall survive the death, incapacity, termination or legal incompetence of such Member. Notwithstanding the foregoing, any transfer, acknowledgment or delivery effectuated by this Power of Attorney shall be effective only at such time as the Buyer delivers the Buy/Sell Purchase Price to the Seller. Refusal by the Seller to accept the Buy/Sell Purchase Price upon delivery shall not invalidate any transfer of all of the Seller’s Units in the Company pursuant to this Section 14.05(c)(i)(D).
If the Buyer elects the option described in Section 14.05(c)(i)(D) above, any deposit furnished by the Buyer shall be promptly returned to the Buyer, unless the Buyer determines to apply the deposit to payment of the purchase price.
(ii)    Buyer’s Failure. In the event that the Buyer defaults in the closing of a sale of Units as herein provided, then the Seller shall have the option:
(A)    to elect to purchase the Buyer’s Units on the terms and conditions otherwise set forth herein, by notice to the Buyer of the Seller’s intention so to do, given within fifteen (15) days after such default in which event the Seller shall become the Buyer and the Buyer shall become the Seller, and all the applicable terms, conditions and provisions of this Agreement with respect to such sales shall govern, except that the closing thereof shall take place thirty (30) days after such date of notice from the Seller (now the Buyer) to the Buyer (now the Seller) and except that the purchase price shall be ten percent (10%) less than the price which the Seller (now the Buyer) would have had to pay had such Buyer (now the Seller) originally elected to sell its Units;
(B)    to terminate the Seller’s obligation to convey its Units to the Buyer by notice to the Buyer, wherein the Seller shall have the right to retain any deposits given by the Buyer as security for the Buyer’s obligations, and to retain the proceeds thereof as the Seller’s own property, as liquidated damages on account of the Buyer’s default (all Members hereby acknowledging and agreeing that it is extremely difficult and impracticable to ascertain the amount of damages which would be incurred by the Seller as a result of the Buyer’s default and that the amounts of such deposits shall be determined, when such transactions are proposed, as reasonable estimates of the damages the Seller would incur in such event), but otherwise the position of the parties shall revert to the status quo ante as if no notice from either party to the other had been given under the provisions of this Agreement; or
(C)    to demand and receive specific performance of the Buyer’s obligations to purchase the Seller’s Units.

Where the Seller elects the options described in Section 14.05(c)(ii)(A) or Section 14.05(c)(ii)(C) above, any deposits theretofore paid by the Buyer shall be returned to the Buyer after performance by the Buyer of the Buyer’s obligations hereunder.

14.06    Release of Seller. Notwithstanding anything to the contrary contained herein, as a condition and prior to the Buy/Sell Closing under this Article Fourteen, the Seller and the Seller’s Affiliates (unless waived by the Seller) shall be released from any personal liability with respect to all Loans (including, without limitation, any liability associated with any guaranty or indemnity relating to a Loan).

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IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Agreement as of the date first written above.

MEMBERS:

GAHC3 TRILOGY JV, LLC
a Delaware limited liability company

By:	Griffin-American Healthcare REIT III
Holdings, LP, its General Partner

By:	Griffin-American Healthcare REIT III, Inc., its
General Partner

By:	/s/ Jeffrey T. Hanson
Name:	Jeffrey T. Hanson
Title:	Chief Executive Officer

TRILOGY HOLDINGS NT-HCI, LLC, a
Delaware limited liability company

By:	/s/ Ronald J. Lieberman
Name:	Ronald J. Lieberman
Title:	Executive Vice President, General Counsel &
Secretary

ANNEX I

DEFINITIONS

Definitions. The following terms, as used herein, have the meanings hereinafter specified:
“Acquisition Financing” means that certain debt facility or debt facilities closed in connection with the Company’s acquisition of HoldCo and certain Properties.
“Act” shall have the meaning specified in the Recitals.
“Affiliate” means, with respect to any Person, (i) in the case of an individual, any relative of such Person, (ii) any officer, director, trustee, partner, member, manager, employee or holder of ten percent (10%) or more of any class of the voting securities of or equity interest in such Person; (iii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person; or (iv) any officer, director, trustee, partner, member, manager, employee or holder of ten percent (10%) or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person. For purposes of this definition, the term “controlling”, “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that for purposes of this Agreement with respect to the ownership and Transfer of Units, the determination of Percentage Interests and related matters, any NSAM Managed Company shall be considered an Affiliate of NHI and any AHI Managed Company shall be considered an Affiliate of GAHR.
“Agreement” shall have the meaning specified in the Preamble, as further amended, modified, supplemented or restated from time to time.
“AHI Managed Company” means any entity that is managed or controlled, directly or indirectly, by American Healthcare Investors, LLC, a Delaware limited liability company.
“Approved Business Plan” shall have the meaning specified in Section 5.06.
“Assets” shall have the meaning specified in Section 13.01.
“Available Cash” means for any period the total cash gross receipts of the Company (on a consolidated basis) derived from all sources (including, without limitation, all distributions received from Trilogy REIT), together with any amounts included in Company reserves or working capital which are not required to be maintained under any Loan Documents or the Approved Business Plan and the Manager decides in good faith are reasonable to distribute, less (i) amounts needed to make principal and interest payments on Indebtedness of the Company when due and all other sums due to be paid to lenders (including, without limitation, loans made by Members pursuant to Section 3.03(c), Section 3.03(e) and Section 3.07), (ii) all rent payments to third party landlords, (iii) all cash expenditures incurred in the ordinary course of business incident to the operation of the business

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of the Company, (iv) capital expenditures incurred in the ordinary course of business, (v) required expenditures in connection with committed developments that are incurred in the ordinary course of business and consistent with the Approved Business Plan, (vi) any financing proceeds, to the extent the Manager reasonably determines to use such proceeds for Company purposes (including acquisitions to the extent consistent with the Approved Business Plan and the terms hereof), unless such proceeds have not been invested within twelve (12) months of receipt, in which case such proceeds shall be considered Available Cash, (vii) any proceeds from the disposition of assets, to the extent the Manager reasonably determines to use such proceeds for Company purposes (including acquisitions to the extent consistent with the Approved Business Plan and the terms hereof), unless such proceeds have not been reinvested within twelve (12) months of the disposition, in which case such proceeds shall be considered Available Cash and (viii) any increases in reserves or working capital as required under any Loan Documents or the Approved Business Plan or otherwise determined by the Manager in good faith are reasonable taking into account the liquidity needs of the Company’s business and the Members; provided that the Manager is not permitted to set aside reserves to fund any proposed acquisitions.
“Business Day” means any day that is not a day on which commercial banks located in Washington, D.C. are required or authorized by law to be closed.
“Buyer” shall have the meaning specified in Section 14.02(b).
“Buy/Sell Closing” shall have the meaning specified in Section 14.04(a).
“Buy/Sell Closing Date” shall have the meaning specified in Section 14.04(a).
“Buy/Sell Purchase Price” shall have the meaning specified in Section 14.02(a).
“Capital Account” shall have the meaning specified in Section 10.05.
“Capital Contributions” means, with respect to each Member, the contributions of capital made by such Member to the Company pursuant to Article Three. For the avoidance of doubt, Capital Contributions shall not include Member loans or Shortfall Loans as described in Article Three.
“Certificate” shall have the meaning specified in the Recitals, as further amended, modified, supplemented or restated from time to time.
“Change of Control” means (a) the date on which any Permitted Transferee that received a Permitted Transfer of a direct or indirect interest in the Company from or with respect to GAHR (directly or indirectly) (1) is no longer an AHI Managed Company or a majority-owned and controlled subsidiary of Griffin-American Healthcare REIT III, Inc., or (2) makes a subsequent Transfer of such interest that is not a Permitted Transfer, and (b) the date on which any Permitted Transferee that received a Permitted Transfer of a direct or indirect interest in the Company from or with respect to NHI (directly or indirectly) (1) is no longer a NSAM Managed Company or a majority-owned and controlled subsidiary of NorthStar Healthcare Income, Inc., or (2) makes a subsequent Transfer of such interest that is not a Permitted Transfer.

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“Closing” shall have the meaning ascribed to it in the Equity Purchase Agreement.
“Closing Date” shall have the meaning ascribed to it in the Equity Purchase Agreement.
“Code” means the Internal Revenue Code of 1986 of the United States, as amended from time to time (including any successor law).
“Committed Capital Call” shall have the meaning specified in Section 3.03(a).
“Company” shall have the meaning specified in the Preamble, as such limited liability company may from time to time be constituted.
“Confidential Information” means any information and data of the Company concerning the Company’s intellectual property, patent applications, processes, Trade Secrets, client lists, sales and marketing information, business and financial plans, information regarding ongoing litigation, pricing information, drawings, know-how, technical information, operating techniques, prototypes, financial data, design information, products, product development, government contracting, contract applications, competitive analysis, and any other proprietary or confidential information relating to the business or affairs of the Company whether in oral or written form, together with all analyses, compilations, forecasts, studies or other documents or records prepared by the Company or any of its agents or representatives based in whole or in part on the foregoing. Notwithstanding the foregoing, “Confidential Information” does not include the terms of this Agreement or any information regarding the tax structure of the Company or its investments, the tax treatment of an investment in the Company, or the tax treatment of the transactions entered into, directly or indirectly, by the Company.
“Consent” means the written consent of a Person to do the act or thing for which the consent is given or solicited, or the act of granting such consent, as the context may require.
“Contributing Member” shall have the meaning specified in Section 3.04(b).
“Deadlock” shall have the meaning specified in Section 5.02.
“Declined Contribution” shall have the meaning specified in Section 3.03(c).
“Declining Member” shall have the meaning specified in Section 3.03(b).
“Default” shall have the meaning specified in Section 5.07(b)(ii).
“Default Notice” shall have the meaning specified in Section 5.07(b)(iii)(B).
“Delaware Arbitration Act” shall have the meaning specified in Section 12.03.
“Distribution” shall have the meaning specified in Section 4.01.
“Drag-Along Notice” shall have the meaning specified in Section 6.07(a).

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“Drag-Along Sale” shall have the meaning specified in Section 6.07(a).
“Effective Time” shall have the meaning ascribed to it in the Equity Purchase Agreement.
“EIK” means an “eligible independent contractor” as defined in Code Section 856(d)(9). The initial EIK with respect to Trilogy REIT shall be Trilogy Management Services, LLC (which entity may adopt another name prior to Closing).
“Electing Member” shall have the meaning specified in Section 14.01.
“Election Notice” shall have the meaning specified in Section 14.01.
“Emergency” means a genuine emergency which in the Manager’s reasonable discretion poses immediate or imminent harm to individuals or material loss to the Company’s or any Subsidiary’s assets.
“Equity Purchase Agreement” means that certain Equity Purchase Agreement by and among HoldCo, Trilogy Holdings LP, Trilogy Holdings LLC, Trilogy Holdings Corporation, the sellers identified therein and Trilogy REIT, of even date herewith.
“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time.
“Estimated Fair Market Value” shall mean the estimated fair market value of the Units as of a particular date, as determined by CS Capital Advisors, LLC or another independent valuation firm selected by the Manager and mutually acceptable to the Qualifying Members, which the Manager shall request such independent valuation firm to provide by the date of issuance of additional Units in the event that the Members cannot agree to the actual Fair Market Value, as provided in Exhibit D, by such date of issuance, provided however, that if the Manager determines that it is not reasonably practicable to retain CS Capital Advisors, LLC or another independent valuation firm timely, then “Estimated Fair Market Value” shall mean the last agreed upon Fair Market Value plus, if it has been more than twelve (12) months since the last Fair Market Value determination, 10% per annum.
“Event of Default” shall have the meaning specified in Section 14.05(a).
“Fair Market Value” shall have the meaning specified in Exhibit D.
“Fiscal Year” means the calendar year or, in the case of the first and last fiscal years of the term of the Company, the portion thereof commencing on the date hereof or ending on the date on which the winding up of the Company is completed, as the case may be.
“Forced Sale” shall have the meaning specified in Section 13.01.
“Forced Sale Notice” shall have the meaning specified in Section 13.01.
“Forced Sale Price” shall have the meaning specified in Section 13.01.

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“Forced Sale Purchase Notice” shall have the meaning specified in Section 13.02.
“Forced Sale Purchase Notice Period” shall have the meaning specified in Section 13.02.
“Forced Sale Terms” shall have the meaning specified in Section 13.01.
“GAAP” means generally accepted accounting principles in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are in effect on the date of determination, consistently applied.
“GAHR” shall have the meaning specified in the Preamble.
“GAHR Director” shall have the meaning specified in Section 5.03(c).
“GAHR Partnership” shall have the meaning specified in the Recitals.
“HoldCo” shall have the meaning specified in the Recitals.
“HoldCo Board” shall have the meaning specified in Section 5.03(c).
“HoldCo Director” shall have the meaning specified in Section 5.03(c).
“IGT Agreement” means each agreement between the Company or any Subsidiary and an Indiana county hospital entered into in connection with participation in the IGT Program by the Indiana County hospital, including Health Care Facility Sublease Agreements, Management Agreements, and Intangible Property License Agreements between the Company or a Subsidiary and an Indiana county hospital.
“IGT Program” means the Indiana Non-State Government Owned or Operated Nursing Facility Upper Payment Limit Program pursuant to which non-state government owned or operated nursing facilities are able to receive Medicaid supplemental payments up to the federal Upper Payment Limit on fee-for-service reimbursement of Medicaid nursing facility providers.
“Indebtedness” as to any Person, at a particular time, means (i) indebtedness for borrowed money or for the deferred purchase price of property or services (which shall not include accounts payable incurred in the ordinary course of business) in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles used in the United States, recorded as capital leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (iii) obligations of such Person to purchase or repurchase accounts receivable, chattel paper or other payment rights sold or assigned by such Person, (iv) indebtedness or obligations of such Person under or with respect to letters of credit, notes, bonds or other debt

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instruments and (v) all obligations of such Person under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in interest rates, in each case whether contingent or matured.
“Indemnified Persons” shall have the meaning specified in Section 5.04(b).
“Initial Sale Notice” shall have the meaning specified in Section 6.06(b).
“Initiating Member” shall have the meaning specified in Section 14.01.
“IPO” shall have the meaning specified in Exhibit E attached hereto.
“KeyBanc Commitment Papers” means that certain (i) Commitment Letter issued by KeyBank National Association and KeyBank Capital Market (collectively, “Key Bank”) and agreed to by NorthStar Healthcare Income, Inc. and Griffin-American Healthcare REIT III, Inc., dated as of the Effective Date, relating to Key Bank’s commitment to fund up to a $345,000,000 revolving credit facility to the Company or one or more of its subsidiaries, and related exhibits, (ii) Fee Letter by and between the same parties dated as of the Effective Date, and (ii) letter agreement by and between the same parties relating to the funding of certain costs and expenses of Key Bank relating to the loan.
“Key Subsidiary” means Trilogy REIT, HoldCo,Trilogy Healthcare Holdings, Inc., OpCo, Pro Services, Trilogy Property Holdings, LLC, PropCo I and PropCo II.
“Liquidating Trustee” shall have the meaning specified in Section 8.02(a).
“Loan” means any loan to the Company or any Subsidiary that is either unsecured or secured by assets of the Company or any Subsidiary.
“Loan Documents” means, with respect to any Loan, the documents evidencing or securing such Loan, as amended from time to time.
“Major Decision” shall have the meaning specified in Exhibit E attached hereto.
“Majority in Interest of the Members” means Members who hold greater than fifty percent (50%) of the Percentage Interests at the time of determination.
“Management Agreement” means that certain Management Agreement by and among HoldCo and certain Subsidiaries thereof and the EIK, with respect to the management and operations of the HoldCo business, as such agreement may be modified, amended, replaced or supplemented from time to time in accordance with this Agreement.
“Manager” means the manager of the Company. The initial Manager shall be GAHR.
“Members” means each Person who executes this Agreement or a counterpart thereof as a Member, and each of the Persons who may hereafter become Members as provided in this Agreement. The initial Members shall be GAHR and NHI. The Members are listed on Appendix

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A, which Appendix A shall be amended each time a Member or substitute Member is admitted to the Company.
“Membership Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member’s economic interest, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.
“Necessary Expenses” means (i) all real estate taxes and other taxes affecting any Company or Subsidiary property and all insurance premiums for the Company or any Subsidiary or any property owned by the Company or any Subsidiary, (ii) all debt service payments and required debt pay downs or debt payoffs on indebtedness owed by the Company or any Subsidiary, (iii) all costs and expenses and funding obligations reasonably necessary to allow the Company or any Subsidiary to perform under any lease, contract, agreement, commitment or other instrument to which the Company or any such Subsidiary is a party (including, without limitation, amounts to fund working capital required under any operating lease), (iv) all amounts needed to fund committed development projects, exercised purchase options or FF&E in the event of a shortfall in financing proceeds, (v) all utilities affecting any Company or Subsidiary property, and (vi) all costs and expenses needed to address an Emergency.
“Net Loss” shall have the meaning specified in Exhibit B.
“Net Profit” shall have the meaning specified in Exhibit B.
“NHI” shall have the meaning specified in the Preamble.
“NHI Director” shall have the meaning specified in Section 5.03(c).
“NHI Partnership” shall have the meaning specified in the Recitals.
“Non-Contributing Member” shall have the meaning specified in Section 3.04(b).
“Non-Transfer Option” shall have the meaning specified in Section 6.08(b).
“Non-Triggering Member” shall have the meaning specified in Section 13.01.
“NSAM Managed Company” means any entity that is managed or controlled, directly or indirectly, by NorthStar Asset Management Group Inc., a Delaware corporation.
“Offeree Member” shall have the meaning specified in Section 6.06(b).
“Officers” shall have the meaning specified in Section 5.03(a).
“OpCo” shall have the meaning specified in Section 2.05.
“Overfunded Member” shall have the meaning specified in Section 3.05.

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“Payor Mix” means the percentage of occupied beds for which reimbursement is or was paid for by a source other than a Medicaid program as compared to the total number of occupied beds.
“Percentage Interest” means, with respect to any Member as of a specified date, the percentage determined by dividing (a) the aggregate number of Units held by such Member as of such date, by (b) the aggregate number of issued and outstanding Units as of such date. The sum of the Percentage Interests shall at all times equal one hundred percent (100%). The Percentage Interests of the Members are set forth on Appendix A hereto which shall be amended from time to time by the Manager to reflect changes in the Members’ Percentage Interests.
“Permitted Refinance” shall have the meaning specified in Exhibit E attached hereto.
“Permitted Transfer” shall have the meaning specified in Section 6.01(b).
“Permitted Transferee” means any recipient of a Permitted Transfer.
“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof in their capacity as such) or other entity (including any governmental entity), whether organized under the laws of (or, in the case of individuals, resident in) the United States (or any political subdivision thereof) or any foreign jurisdiction.
“PropCo I” shall have the meaning specified in Section 2.05.
“PropCo II” shall have the meaning specified in Section 2.05.
“Properties” shall have the meaning specified in Section 2.04.
“Proposed Sale” shall have the meaning specified in Section 6.06(b).
“Proposed Sale Discussion Period” shall have the meaning specified in Section 6.06(b).
“Proposed Sale Notice” shall have the meaning specified in Section 6.06(b).
“Proposed Sale Terms” shall have the meaning specified in Section 6.06(b).
“Proposed Units” shall have the meaning specified in Section 6.06(b).
“Pro Services” shall have the meaning specified in Section 2.05.
“Purchase Notice” shall have the meaning specified in Section 6.06(c).
“Qualifying Entity” shall have the meaning specified in Section 2.09.
“Qualifying Member” means:

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(1)     with respect to GAHR or NHI, any such Member whose Percentage Interest (when combined with the Percentage Interests of all Affiliates of such Member) is equal to or greater than ten percent (10%); and
(2)    with respect to any Permitted Transferee that becomes a Member, any such Member (i) whose Percentage Interest (when combined with the Percentage Interests of all Affiliates of such Member) is equal to or greater than ten percent (10%), and (ii) that has not suffered a Change of Control.
For the avoidance of doubt, if a Member loses its status as a Qualifying Member in accordance with the foregoing, then such Member shall not have the right to approve Major Decisions or remove the Manager.
“REIT” means an entity treated as a real estate investment trust as defined in Section 856 of the Code.
“REIT Parents” means each of Griffin-American Healthcare REIT III, Inc. (the parent company of GAHR Partnership) and NorthStar Healthcare Income, Inc. (the parent company of NHI Partnership) and their respective successors and assigns.
“Removal Notice” shall have the meaning specified in Section 5.07(b)(iii)(A).
“Representatives” means a Person’s directors, officers, employees, agents, consultants, advisors or other representatives, including lawyers, accountants and financial advisors. In the case of a Member, “Representatives” includes the Representatives of that Member’s Affiliates.
“Securities” means capital stock, partnership interests, membership interests, subscriptions, certificates of trust or other equity ownership interests, warrants, bonds, notes, debentures, and other debt or equity securities of any Person and all rights and options relating to any of the foregoing.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Seller” shall have the meaning specified in Section 14.02(b).
“Selling Member” shall have the meaning specified in Section 6.06(b).
“Shortfall Amount” shall have the meaning specified in Section 3.04(b).
“Shortfall Contribution” shall have the meaning specified in Section 3.04(b).
“Shortfall Loan” shall have the meaning specified in Section 3.03(c).
“Shortfall Rate” means eleven percent (11%) per annum.
“SOX” shall have the meaning specified in Section 10.01.
“Stated Amount” shall have the meaning specified in Section 14.01.

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“Subsidiary” means any entity directly or indirectly owned in whole or in part by the Company (including, without limitation, the Key Subsidiaries).
“Substituted Capital Contributions” shall have the meaning set forth in Section 3.03(c).
“Tag-Along Notice” shall have the meaning specified in Section 6.08(a).
“Tag-Along Option” shall have the meaning specified in Section 6.08(b).
“Tag-Along Percentage” shall have the meaning specified in Section 6.08(b).
“Tag-Along Purchaser” shall have the meaning specified in Section 6.08(a).
“Tag-Along Sale” shall have the meaning specified in Section 6.08(a).
“Tax Advance” shall have the meaning specified in Section 10.07.
“Tax Matters Member” shall have the meaning specified in Section 10.04.
“Total Equity Value” means the aggregate proceeds which would be received by the Members if: (i) the assets of the Company as a going concern were sold at their fair market value; (ii) the Company satisfied and paid in full all of its obligations and liabilities (including all taxes, costs and expenses incurred in connection with such transaction and any reserves established by the Manager for contingent liabilities); and (iii) such net sale proceeds were then distributed in accordance with Section 4.02.
“Trade Secrets” means trade secrets under applicable trade secret or other law; and includes, however documented, concepts, ideas, designs, know-how, methods, data, processes, formulae, compositions, improvements, inventions, discoveries, product specifications, past, current and planned research and development and manufacturing or distribution methods and processes, lists of actual or potential customers or suppliers, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures, and any other information that is a trade secret within the meaning of Delaware law.
“Transfer” shall have the meaning specified in Section 6.01(a).
“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).
“Triggering Member” shall have the meaning specified in Section 13.01.
“Trilogy REIT” shall have the meaning specified in Section 2.05.
“Unadmitted Assignee” shall have the meaning specified in Section 6.03(b).
“Units” represent the Membership Interests of the Members in the Company.

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“USA PATRIOT Act” means the Uniting and Strengthening American by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Value Notice” shall have the meaning specified in Section 14.01.

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Appendix A

Member Information

Name	Address	Initial Capital Contribution	Units	Percentage Interests
GAHC3 Trilogy JV, LLC	c/o Griffin-American REIT III Holdings, LP 18191 Von Karman Avenue Suite 300 Irvine, CA 92612 Attn : Mathieu Streiff (Tel) (949) 270-9203 (Email) mstreiff@ahinvestors.com	$70,000	70	70%
Trilogy Holdings NT-HCI, LLC	c/o NorthStar Healthcare Income, Inc. 399 Park Avenue, 18th Floor New York, NY 10022 Attn : Ronald J. Lieberman Douglas W. Bath (Tel) (212) 547-2600 (240) 479-7121 (Email): rlieberman@nsamgroup.com dbath@nsamgroup.com legal@nsamgroup.com	$30,000	30	30%

Exhibit E
Major Decisions

The term “Major Decision” means the following decisions and actions:

1.    Amend or modify the Approved Business Plan or take any action prohibited by the Approved Business Plan;

2.    Cause or permit the Company or any Subsidiary to sell, transfer, convey, exchange, or otherwise dispose of assets owned directly and indirectly by the Company having a fair market value of more than $75,000,0000 in the aggregate during the first five (5) years of this Agreement and more than $20,000,000 in the aggregate annually thereafter; or cause or permit the Company or any Subsidiary to sell, transfer, convey, exchange, or otherwise dispose of all or any portion of its assets in a single transaction, or in a series of related transactions, that would trigger the recognition of built in gain in excess of $1,000,000 for federal income tax purposes;

3.    Amend this Agreement (except as otherwise permitted in Section 9.01(b) hereof) or the Certificate, or amend any of the organizational documents of any of the Key Subsidiaries, other than amendments to such organizational documents similar in nature to the permitted amendments pursuant to Section 9.01(b) hereof;

4.    Cause or permit the removal or appointment of any HoldCo Directors, other than in accordance with Section 5.03(c) hereof; cause or permit the removal or appointment of any Person as trustee of Trilogy REIT other than the Company;

5.    Cause or permit the removal of Randall Bufford, or his successors as an officer of Holdco;

6.    Cause or permit the Company or any Subsidiary to amend (in any material respect) or terminate the master lease agreement between OpCo and PropCo or PropCo II, as applicable, or the entry into any new or substitute master lease agreement, other than amendments reasonably deemed necessary by the Manager to obtain HUD financing or refinance existing Indebtedness; provided that the Manager shall not renew any master lease agreement or enter into any new master lease agreement between OpCo and PropCo or PropCo II unless it obtains a transfer pricing study to support such renewal or new agreement;

7.    Cause or permit the Company or any Subsidiary to amend (in any material respect) or terminate the Management Agreement and the entry into any substitute eligible independent contractor management agreement; provided, however, that it shall not be a Major Decision to amend the Management Agreement to increase the aggregate fees payable pursuant to the Management Agreement by $1,500,000 more than the base management fee;

8.    Cause or permit the Company or any Subsidiary to take, or fail to take, any of the following actions under the Management Agreement (or any successor management agreement with the EIK) (defined terms used in this Item 8 and not defined herein have the meanings ascribed to such terms in the Management Agreement) (such Major Decision approval not to be unreasonably withheld):

a.	extend the Term in accordance with Section 2 of the Management Agreement;

b.
consent to change or alter the Applicable Use of the campus facilities existing as of the date hereof pursuant to Section 3.18 of the Management Agreement that would result in a change of more than 5% in the relative percentages of skilled nursing, assisted living, memory care and independent living units of such facilities in the aggregate over any three year period (and excluding any potential future expansion developments of such facilities);

c.
consent to the execution or material modification of any new agreement (including any renewal of an existing agreement unless on substantially similar terms) requiring OpCo consent under Section 3.9.3 of the Management Agreement if (i) such agreement is entered into outside of the ordinary course of business and the payments under such agreement (and any related agreements) are in excess of Five Million Dollars ($5,000,000) (5-Year CPI Adjusted) in the aggregate in any Fiscal Year (and not otherwise related to a campus development permitted in accordance with the Approved Business Plan); or (ii) such agreement is in the nature of a collective bargaining or labor agreement;

d.	increase the aggregate Management Fees by more than $1,500,000 more than the base management fee set forth in the Agreement;

e.	determine to waive, or elect not to pursue any rights or remedies, upon notice of any Event of Default under the Management Agreement;

f.	any election not to terminate the Manager or pursue any remedial measures in accordance with Section 14.4 of the Management Agreement; and

g.	exercise any rights under Section 16.4 (Key Principals) of Management Agreement.
9.    Cause or permit the Company or any Subsidiary to enter into, amend (in any material respect), or terminate any other material contract as defined in subsections (i) and (ii) of Regulation S-K Item 601(b)(10), unless such action is contemplated in the Approved Business Plan or is otherwise permitted in connection with another approved Major Decision;
10.    Cause or permit the Company or any Subsidiary to enter into any lease, sublease or occupancy agreement pursuant to which an OpCo Entity leases, subleases or is granted a right to occupy real property from another Person to the extent (i) the aggregate payments under such lease, sublease or occupancy agreement are in excess of Five Million Dollars ($5,000,000) over the life of the contract and (ii) such lease, sublease or occupancy agreement grants the landlord a right to approve a change of control of the Company or the applicable Subsidiary in the landlord’s sole and absolute discretion (it being agreed that it shall not be a Major Decision to grant a landlord a right

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to approve a change of control of the Company or the applicable Subsidiary in landlord’s reasonable discretion) provided, however, that the foregoing shall not include any development lease entered into for a new facility development in accordance with the Approved Business Plan with an existing development landlord of the Company to the extent all other development leases with such landlord grant the landlord a right to approve a change of control of the Company or the applicable Subsidiary in such landlord’s sole and absolute discretion;
11.    Merge, consolidate, sell or reorganize the Company or any Key Subsidiary, or market any of the foregoing for sale (except in connection with any Member’s exercise of its rights set forth in Articles Six and Thirteen hereof);
12.    File any voluntary petition for the Company or any Key Subsidiary under Title 11 of the United States Code, the Bankruptcy Act, seek the protection of any other federal or state bankruptcy or insolvency law, fail to contest a bankruptcy proceeding, or seek or permit a receivership or make an assignment for the benefit of its creditors;
13.    Voluntarily dissolve or liquidate the Company or any Key Subsidiary;
14.    Make a capital call other than in accordance with Article Three hereof;
15.    Issue new equity interests in the Company, Trilogy REIT (other than issuances to the accommodation stockholders), HoldCo (other than reasonable issuances to advisory board members who are not Affiliates of the Manager in connection with their service on the advisory board, subject to the cap on compensation set forth in Section 5.03(b)), or any other Key Subsidiary, except as otherwise set forth herein;
16.    Appoint auditors for the Company or any Key Subsidiary, other than PricewaterhouseCoopers, Deloitte & Touche, Ernst & Young or KPMG;
17.    Modify any accounting practice for the Company or any Key Subsidiary, except as required by GAAP;
18.    Cause or permit the Company or any Subsidiary to enter into any financing transaction that would increase the Company’s loan to value (when viewing the Company and the Subsidiaries together as one Person) above 60%, other than a Permitted Refinance;
19.    Refinance the Acquisition Financing, other than (a) a refinance in connection with one or more HUD loans, (b) a refinance that is on terms substantially the same or more favorable than the Acquisition Financing, or (c) a refinance at then-prevailing market terms within six months of the Acquisition Financing maturity or at any time the Acquisition Financing is in substantial risk of default (the financings identified in (a) – (c) are defined as a “Permitted Refinance”; provided that such “Permitted Refinance” shall be reasonably acceptable to the Qualifying Members;
20.    Cause or permit Trilogy REIT to modify the terms of the profits interests in HoldCo granted to the EIK (the “Profits Interests”);

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21.    Cause or permit the Company or any Subsidiary to enter into any agreement, or amend or modify any agreement, with any Manager, Member or any Affiliate thereof, or pay to any Manager, Member or Affiliate thereof any compensation or fees, except as specified in Section 5.05 hereof;
22.    Cause or permit the Company or any Subsidiary to enter into a new line of business or to engage in any business not described in Section 2.04 hereof, or modify the business purpose of the Company; cause or permit the Company or any Subsidiary to exit an existing line of business; or cause the Company or any Subsidiary to withdraw, in whole or in part, from participation in the IGT Program (unless such withdrawal is as a result of a hospital default under any IGT Agreement or otherwise necessary to protect the interests of the Company and its assets as reasonably determined by Manager);
23.    Cause or permit the Company or any Subsidiary to enter into any material off-balance sheet arrangements;
24.    Cause or permit Trilogy REIT to engage in an initial public offering (“IPO”);
25.    Cause or permit the Company or any Subsidiary to commence or settle any litigation involving uninsured legal claims in excess of $5,000,000 or any material regulatory matters (such Major Decision approval not to be unreasonably withheld);
26.    Cause or permit the Company or any Subsidiary to make or revoke any material tax election, claim or take any tax position with any taxing authority that reasonably could be expected to have a material adverse economic impact on any Member;
27.    Cause or permit the Company or any Subsidiary to enter into any agreement that potentially (a) restricts the ability of the Company, any Member or any Affiliate thereof or Trilogy REIT to compete, or (b) restricts the ability of HoldCo, OpCo, PropCo I or PropCo II to compete outside of the ordinary course;
28.    Cause or permit the Company or any Key Subsidiary to enter into any joint ventures that require a capital commitment from the Company in excess of $25 million or that acquires assets in excess of $50 million (or granting any promote interests in the Company or any Key Subsidiary (other than the Profits Interests)) (but excluding any subsidiaries of OpCo, PropCo I or PropCo II) not contemplated in the Approved Business Plan;
29.    Amend any provision of the Equity Purchase Agreement or waive any of the conditions to Trilogy REIT's obligation to consummate the transactions contemplated by the Equity Purchase Agreement;
30.    With respect to stabilized campus facilities (i.e., campus facilities open for more than two years and stabilized for the entire preceding calendar year, and excluding any facilities acquired after the Closing Date that are intended to be re-developed):

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a.
approve any of the following that would cause, individually or in the aggregate, the budgeted net operating income for such portfolio of properties to decrease by 5% or more from the previous year's actual results: (i) a decrease the aggregate budgeted occupancy rate for such properties by more than 3%; (ii) a reduction in the aggregate budgeted average daily rates for assisted living or independent living units by more than 4%; (iii) a decrease in Payor Mix by more than 5% or (iv) an increase aggregate budgeted labor expenses by more than 10%; or

b.
cause or permit total capital expenditures for such properties to increase by more than 20% from the amounts contemplated in the Approved Business Plan (such amounts contemplated in the Approved Business Plan to be increased annually based on the Consumer Price Index (CPI-U (U.S. City Average) for November published in December).

In each case, such Major Decision approval shall not be unreasonably withheld.
31.    Cause HoldCo to incur corporate-level capital expenditures in excess of $3,000,000 in any fiscal year (excluding any capital expenditures in connection with any electronic medical records projects) (such Major Decision approval shall not be unreasonably withheld);
32.    Approve the operating plan in connection with non-stabilized campus facilities (i.e. campus facilities open for less than three years that are less than 85% occupied) that have been open for at least twelve (12) months in the event the aggregate current budgeted Payor Mix for such non-stabilized campus facilities is more than 10% below the budgeted Payor Mix established at the issuance of the certificate of occupancy for such facilities (such Major Decision approval shall not be unreasonably withheld); or
33.    Make any other decision or take any other action hereunder that is specified as a Major Decision hereunder.

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